Exhibit 10.24
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Receivables Loan Agreement
Dated as of December 30, 2009
Among
ABF Freight Funding LLC, as Borrower,
ABF Freight System, Inc., as initial Servicer,
SunTrust Bank
and
SunTrust Robinson Humphrey, Inc., as Agent

Exhibit I	Definitions

Exhibit II	Form of Borrowing Request

Exhibit III	Jurisdiction of Organization of the Borrower Parties; Places of Business of the Borrower Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV	Names of Collection Banks and Segregated Account Banks; Lock-Boxes, Segregated Accounts and Collection Accounts

Exhibit V	Form of Compliance Certificate

Exhibit VI	[Reserved]

Exhibit VII	Form of Monthly Report

Exhibit VIII	Form of Weekly Report

Exhibit IX	Form of Prepayment Notice

Exhibit X	Form of Assignment and Acceptance

Schedule A	Documents to be Delivered to the Agent on or Prior to the Initial Loan

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Receivables Loan Agreement
This Receivables Loan Agreement, dated as of December 30, 2009 (this “Agreement”), is entered into by and among:
(a) ABF Freight Funding LLC, a Delaware limited liability company (the “Borrower”),
(b) ABF Freight System, Inc., a Delaware corporation (“ABF” or the “Servicer”), as initial Servicer (the Servicer together with the Borrower, the “Borrower Parties” and each, a “Borrower Party”),
(c) SunTrust Bank, a Georgia banking corporation (“SunTrust” or the “Lender”), and
(d) SunTrust Robinson Humphrey, Inc., a Tennessee corporation (“STRH”), as agent and administrator for the Lender and its assigns under the Transaction Documents (together with its successors and assigns in such capacity, the “Agent”).
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
Preliminary Statements
Whereas, Borrower desires that the Lender extend financing to Borrower on the terms and conditions set forth herein.
Whereas, the Lender is willing to provide such financing on the terms and conditions set forth in this Agreement.
Whereas, STRH has been requested and is willing to act as agent and administrator on behalf of the Lender and its assigns in accordance with the terms hereof.
Article I
Commitment; Borrowing Procedures
Section 1.1. Commitment. (a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), the Lender agrees to make loans to Borrower on a revolving basis from time to time (the “Commitment”) prior to the Facility Termination Date in such amounts as may be from time to time requested by Borrower pursuant to Section 1.2; provided that no Loans shall be made by the Lender if, after giving effect thereto, the Aggregate Loan Amount would exceed the lesser of (a) the Facility Limit and (b) the Net Pool Balance less the Required Reserve. The Borrower will pay Interest on Loans made pursuant to this Agreement at the Alternate Base Rate or the LIBO Rate, selected in accordance with Article IV hereof. Within the limits of the Commitment, Borrower may borrow, prepay and reborrow under this Section 1.1.
(b) The Borrower may, upon at least ten (10) Business Days’ notice to the Agent, terminate in whole or reduce in part, the unused portion of the Facility Limit, without premium or penalty; provided that each partial reduction of the Facility Limit shall be in an amount equal to $5,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof) and shall not reduce the Facility Limit below $10,000,000.
Section 1.2. Borrowing Procedures. The Borrower (or the Servicer, on its behalf) may request a Loan hereunder by giving notice to Agent of a proposed borrowing not later than 12:00 noon (Atlanta, Georgia time), at least (i) three (3) Business Days prior to the proposed date of such borrowing (or such lesser period of time as Lender may consent) in the case of a Loan which is to bear interest at the LIBO Rate, and (ii) one (1) Business Day prior to the proposed date of such borrowing (or such lesser period of time as Lender may consent) in the case of a Loan which is to bear interest at the Alternate Base Rate, in a form set forth as Exhibit II hereto (each, a “Borrowing Request”). Each Borrowing Request shall be subject to Section 6.2 hereof and shall be irrevocable and binding on the Borrower. Each Borrowing Request shall specify the requested Loan amount (which shall not be less than $1,000,000 or a larger integral multiple of $100,000), whether the Loan is to be made at the LIBO Rate or the Alternate Base Rate, and the Borrowing Date (which shall be on a Business Day). There shall not be more than four (4) Loans which are accruing interest at the LIBO Rate outstanding at any time. On each Borrowing Date, upon satisfaction of the applicable conditions precedent set forth in Article VI and this Section 1.2, the Lender shall deposit to the Facility Account, in immediately available funds, no later than 2:00 p.m. (Atlanta time), an amount equal to the requested Loan.

Section 1.3. Prepayments. (a) The Borrower shall provide the Agent with prior written notice in conformity with the Required Notice Period in the form of Exhibit IX hereto (a “Prepayment Notice”) of any proposed prepayment of any Loan or, in the case of any Loan bearing interest at the Alternate Base Rate, any portion thereof. The Borrower shall only deliver a Prepayment Notice if Collections are available in an amount sufficient to make the proposed prepayment of a Loan plus any related accrued and unpaid Interest and Broken Funding Costs. Such Prepayment Notice shall designate (i) the date (the “Proposed Prepayment Date”) upon which any such prepayment shall occur (which date shall give effect to the applicable Required Notice Period and need not be a Settlement Date), (ii) the amount of the Loan or Loans to be prepaid, and (iii) to which Loan or Loans such prepayment shall apply (in the absence of direction from the Borrower as to which Loans shall be prepaid such prepayment shall be applied as the Agent shall determine in its reasonable discretion) (the “Aggregate Prepayment”). Only one (1) Prepayment Notice shall be outstanding at any time. The Borrower shall pay any Broken Funding Costs and accrued and unpaid Interest on the portion of the Aggregate Loan Amount which has been prepaid on the Proposed Prepayment Date, provided, however, that unpaid accrued Interest on such prepaid amount shall only be paid on such date if so requested by the Administrator, on behalf of the Lender, in its sole discretion, otherwise such Interest shall be payable on the next occurring Settlement Date.
(b) If on any day the Aggregate Loan Amount exceeds the amount obtained by subtracting the Required Reserve from the Net Pool Balance (such an event, a “Borrowing Base Deficiency”), the Borrower, upon notice from Lender or Agent of such Borrowing Base Deficiency or upon the knowledge of an Authorized Officer of the Borrower thereof, shall make a prepayment of the Aggregate Loan Amount in an amount equal to such excess, plus any Broken Funding Costs and accrued and unpaid Interest on the portion of the Aggregate Loan Amount which has been prepaid, provided, however, that unpaid accrued Interest on such prepaid amount shall only be paid on such date if so requested by the Administrator, on behalf of the Lender, in its sole discretion, otherwise such Interest shall be payable on the next occurring Settlement Date
Section 1.4. Deemed Collections. If on any day:
(i) the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is reduced or cancelled as a result of any defective, returned or rejected goods or services, any cash discount or any other adjustment by the Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or
(ii) the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or
(iii) the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is reduced on account of the obligation of the Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or
(iv) the Outstanding Balance of any Receivable that was included as an Eligible Receivable in the most recent Monthly Report or Weekly Report provided to the Agent is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report or Weekly Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or
(v) any of the representations or warranties of the Borrower set forth in Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(q), Section 5.1(r), Section 5.1(s), Section 5.1(t), Section 5.1(u) or Section 5.1(y) were not true when made with respect to any Purchased Receivable, then, on such day as notice has been given to Borrower by Lender or Agent of such occurrence or an Authorized Officer of the Borrower shall have knowledge thereof, the Borrower shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable, and (in either case), (1) at all times prior to an Amortization Event, if as a result of such Deemed Collection a Borrowing Base Deficiency would occur, not later than two Business Days thereafter the Borrower shall pay to the Agent’s Account an amount necessary to cure such Borrowing Base Deficiency and (2) at all times after an Amortization Event has occurred, not later than two Business Days thereafter the Borrower shall pay an amount equal to such Deemed Collection to the Agent’s Account to be distributed in the same manner as actual cash collections are distributed pursuant to Section 2.3 hereof.
If the Borrower pays the Outstanding Balance of any Purchased Receivable under clause (B) above, the Agent agrees to release all right, title and interest it may have in and to such Purchased Receivable and the Related Security relating solely to such Receivable to the extent the Originator is required to repurchase such Receivable from the Borrower, and does repurchase such Receivable, in accordance with the terms of Receivables Sale Agreement.

Section 1.5. Payment Requirements and Computations. All amounts to be paid or deposited by a Borrower Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Atlanta time) on the day when due in immediately available funds, and if not received before 12:00 noon (Atlanta time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Agent for the account of the Lender, they shall be paid to the Agent’s Account, for the account of the Lender until otherwise notified by the Agent. All computations of Interest which accrues at the Alternate Base Rate shall be made on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed in the applicable Interest Period. All computations of Interest (other than Interest which accrues at the Alternate Base Rate), per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed in the applicable Interest Period. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
Article II
Payments and Collections
Section 2.1. Payments of Recourse Obligations. The Borrower hereby promises to pay the following (collectively, the “Recourse Obligations”):
(a) all amounts due and owing under Section 1.3 or Section 1.4 on the dates specified therein or in order to cure a Borrowing Base Deficiency within two (2) Business Days of knowledge of an Authorized Officer of the Borrower or notice from Agent or Lender of the occurrence thereof;
(b) the fees set forth in the Fee Letter on the dates specified therein;
(c) all accrued and unpaid Interest on the Loans accruing Interest at the Alternate Base Rate or the Default Rate on each Settlement Date applicable thereto;
(d) all accrued and unpaid Interest on the Loans accruing Interest at the LIBO Rate on the last day of each Interest Period applicable thereto; and
(e) all Broken Funding Costs and Indemnified Amounts upon demand.
Section 2.2. Collections Prior to the Facility Termination Date. (a) Prior to the Facility Termination Date, any Deemed Collections and any Collections received by the Servicer shall be set aside in the Master Collection Account and held in trust by the Servicer for the payment of any accrued and unpaid Recourse Obligations as provided in this Section 2.2. Any Collections not required to be set aside pursuant to the foregoing sentence may be distributed prior to the next Settlement Date to the Servicer in respect of the Servicing Fee or to the Borrower for purposes of purchasing new Receivables pursuant to the Receivables Sale Agreement or paying down the Subordinated Note or, to the extent that the amount in the Master Collection Account available for distribution on any day exceeds the sum of (i) the purchase price of the Receivables to then be purchased under the Receivables Sale Agreement, (ii) the amounts outstanding and payable under the Subordinated Note and (iii) any other Recourse Obligations payable on or prior to the next scheduled Settlement Date, such excess amount may be distributed by the Borrower to the Originator in accordance with the terms of the Borrower’s limited liability company agreement so long as a Borrowing Base Deficiency will not result from such proposed distribution.
(b) On each Settlement Date and, with respect to clause “first” and “fourth” below, on the last day of each Interest Period for a LIBO Loan and on the date any prepayment of the Loans is required pursuant to Section 1.3 hereof, prior to the Facility Termination Date, the Servicer shall apply the amounts set aside in the Master Collection Account that are not permitted to be distributed to the Borrower under Section 2.2(a) (if not previously paid in accordance with Section 2.1) in the order specified below:
first, ratably to the payment of all accrued and unpaid Interest and Broken Funding Costs (if any) that are then due and owing, second, to the extent funds are available therefor after payment of clause first, to the accrued and unpaid Servicing Fee, third, to the extent funds are available therefor after payment of clauses first and second, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing, fourth, to the extent funds are available therefor after payment of clauses first through third, if required under Section 1.3 or Section 1.4 or in order to avoid an Amortization Event or Unmatured Amortization Event under Section 9.1(n), to the ratable reduction of the Aggregate Loan Amount, provided, that such application shall be made to such Loans as will, and otherwise in a manner reasonably calculated to, minimize the Borrower’s liability for Broken Funding Costs as a result of such application of such funds in reduction of the Aggregate Loan Amount, fifth, to the extent funds are available therefor after payment of clauses first through fourth, for the ratable payment of all other unpaid Recourse Obligations, if any, that are then due and owing, and sixth, to the extent funds are available therefor after payment of clauses first through fifth, the balance, if any, to the Borrower or otherwise in accordance with the Borrower’s instructions, provided, however, that if any event has occurred and is continuing that would constitute an Amortization Event, Unmatured Amortization Event, Unmatured Servicer Termination Event or a Servicer Termination Event, any funds available to be applied pursuant to this clause sixth shall be retained in the Master Collection Account (unless otherwise consented to in writing by the Agent) until such time as the event that would constitute an Amortization Event, Unmatured Amortization Event, Unmatured Servicer Termination Event or Servicer Termination Event has been cured or waived in accordance with the terms of this Agreement.
(c) In the event that a Collection Notice has been delivered pursuant to any Collection Account Agreement, all amounts received in any Collection Account shall at the sole discretion of the Agent, either (i) be retained in such Collection Account or other account of the Agent for such day, Interest Period or part thereof and applied on the next following Settlement Date or the last day of any Interest Period occurring prior to the next following Settlement Date in accordance with the terms of this Agreement until the Aggregate Loan Amount and all other amounts owing hereunder are paid in full or (ii) be released to the Borrower and applied in accordance with the terms of this Agreement.
Section 2.3. Application of Collections After the Facility Termination Date. (a) On the Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the benefit of the Secured Parties, all Collections received on each such day. On and after the Facility Termination Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent remit to the Agent’s Account the amounts set aside pursuant to the preceding sentence. The Agent shall apply such amounts on each Settlement Date, and, with respect to clause “second” and “fifth” below, on the last day of each Interest Period for a LIBO Loan, and on each other Business Day it so chooses in the order specified below:
first, to the reimbursement of the Agent’s costs of collection and enforcement of this Agreement, second, to the extent funds are available therefor after payment of clause first, ratably to the payment of all accrued and unpaid Interest and Broken Funding Costs, third, to the extent funds are available therefor after payment of clauses first and second, to the accrued and unpaid Servicing Fee, fourth, to the extent funds are available therefor after payment of clauses first through third, ratably to the payment of all accrued and unpaid fees under the Fee Letter, fifth, to the extent funds are available therefor after payment of clauses first through fourth, to the ratable reduction of the Aggregate Loan Amount, provided, that such application shall be made to such Loans as will, and otherwise in a manner reasonably calculated to, minimize the Borrower’s liability for Broken Funding Costs as a result of such application of such funds in reduction of the Aggregate Loan Amount, sixth, to the extent funds are available therefor after payment of clauses first through fifth, for the ratable payment of all other Aggregate Unpaids, and seventh, to the extent funds are available therefor after payment of clauses first through sixth, to the Borrower.
Section 2.4. Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.
Section 2.5. Clean Up Call; Release of Security Interests. (a) The Servicer (so long as the Servicer is an Affiliate of the Borrower) shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Loan Amount to a level that is less than 10.0% of the highest Aggregate Loan Amount outstanding during the term of this Agreement, to purchase all of the remaining Purchased Receivables from the Borrower for the fair and reasonably equivalent value thereof, but in no event shall the amount paid pursuant to any such purchase be less than the Aggregate Unpaids through the date of such purchase, provided, however, that any portion of the Aggregate Unpaids consisting of unpaid accrued Interest shall only be paid on such date if so requested by the Administrator, on behalf of the Lender, in its sole discretion, otherwise such Interest shall be payable on the next occurring Settlement Date. Such payment shall be payable in immediately available funds to the Agent’s Account. Upon such prepayment, the Agent shall release any Adverse Claim on such Receivables, Related Security and Collections with respect thereto created by the Agent. Such release shall be without representation, warranty or recourse of any kind by, on the part of, or against the Lender or the Agent.

(b) On the Final Payout Date, the Agent on behalf of the Secured Parties shall be considered to have released, free and clear of any Adverse Claim created by the Agent (but otherwise shall be without representation, warranty or recourse of any kind by, on the part of, or against the Secured Parties or the Agent) to the Borrower the Agent’s (on behalf of the Secured Parties) security interest in the Purchased Receivables, Related Security and Collections with respect thereto and shall at the request, and sole cost and expense, of the Borrower, execute and deliver to the Borrower, all such documents or instruments as are necessary to terminate the Agent’s security interest on behalf of the Secured Parties in the Purchased Receivables, Related Security and Collections with respect thereto.
Article III
[Reserved]
Article IV
Loans
Section 4.1. Loans. Prior to the occurrence of an Amortization Event, the outstanding principal amount of each Loan shall accrue Interest for each day during the related Interest Period at either the LIBO Rate or the Alternate Base Rate, as applicable, in accordance with the terms and conditions hereof. Until the Borrower gives the required notice to the Agent of another Interest Rate in accordance with Section 4.3, the initial Interest Rate for any Loan shall be the LIBO Rate (unless the Default Rate is then applicable).
Section 4.2. Interest Payments. On each Settlement Date, the Borrower shall pay to the Agent (for the benefit of the Lender) an aggregate amount equal to the accrued and unpaid Interest on each Loan for the entire Interest Period of each Loan in accordance with Article II.
Section 4.3. Loan Interest Rates. At the date of each borrowing of a Loan and at the commencement of each Interest Period (with the required prior notice described in this Section 4), the Borrower may select the LIBO Rate (subject to Section 4.4 below) or the Alternate Base Rate as the Interest Rate applicable for each Loan during such Interest Period. The Borrower shall by 12:00 noon (Atlanta time): (a) at least three (3) Business Days prior to the commencement of any Interest Period with respect to which the LIBO Rate is being requested as a new Interest Rate and (b) at least one (1) Business Day prior to the commencement of any Interest Period with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the Agent irrevocable notice of the new Interest Rate for the Loan associated with such new Interest Period and the duration of such Interest Period.
Section 4.4. Suspension of the LIBO Rate. (a) If the Lender notifies the Agent that it has determined that funding its Loans at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Loan at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Loan at such LIBO Rate, then the Agent will promptly notify the Borrower Parties and the Agent shall suspend the availability of such LIBO Rate and require the Borrower to select the Alternate Base Rate for any Loans accruing Interest at such LIBO Rate; provided, however, the failure to so notify any Borrower Party shall not result in the non-suspension of the availability of such LIBO Rate.
(b) Upon the occurrence of any event giving rise to the operation of Section 4.4(a) with respect to the Lender, it will, if requested by the Borrower, to the extent permissible under applicable law, endeavor in good faith to change the funding office at which it books its ratable share of any Loan accruing Interest at a LIBO Rate hereunder if such change would make it lawful for the Lender to fund such Loan at a LIBO Rate; provided, however, that such change may be made in such manner that the Lender, in its sole and reasonable determination, suffers no unreimbursed cost or expense or any disadvantage whatsoever.
Section 4.5. Default Rate. From and after the occurrence of an Event of Default, all Loans shall accrue Interest at the Default Rate.

Article V
Representations and Warranties
Section 5.1. Representations and Warranties of the Borrower Parties. Each Borrower Party hereby represents and warrants to the Agent and the Lender, as to itself, as of the date hereof and as of the date of each Loan that:
(a) Existence and Power. Such Borrower Party’s jurisdiction of organization is correctly set forth in the preamble to this Agreement and such jurisdiction is its sole jurisdiction of organization. Such Borrower Party is duly organized under the laws of its jurisdiction of organization and is a “registered organization” as defined in the UCC in effect in such jurisdiction. Such Borrower Party is validly existing and in good standing under the laws of its jurisdiction of organization and no other state or jurisdiction, and such jurisdiction must maintain a public record showing the organization to have been organized. Such Borrower Party is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of the Borrower, the Borrower’s use of the proceeds of Loans made hereunder, are within its entity power and authority and have been duly authorized by all necessary entity action on its part. This Agreement and each other Transaction Document to which such Borrower Party is a party has been duly executed and delivered by such Borrower Party.
(c) No Conflict. The execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Borrower Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Borrower Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Borrower Party’s knowledge, threatened, against it, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Borrower Party is not in default with respect to any order of any court, arbitrator or governmental body which default could reasonably be expected to have a Material Adverse Effect.
(f) Binding Effect. This Agreement and each other Transaction Document to which such Borrower Party is a party constitute the legal, valid and binding obligations of such Borrower Party enforceable against such Borrower Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g) Accuracy of Information. All information (other than any projection or other forward-looking information) heretofore furnished by such Borrower Party or any of its Affiliates to the Agent or the Lender for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information (other than any projection or other forward-looking information) hereafter furnished by such Borrower Party or any of its Affiliates to the Agent or the Lender will be, true and accurate in every material respect on the date such information is stated or certified (unless such representations and warranties are made as of an earlier date) and does not and will not contain any material misstatement of fact.
(h) Use of Proceeds. No proceeds of any Loan hereunder will be used by such Borrower Party (i) for a purpose that violates, or would be inconsistent with, (A) Section 7.2(e) of this Agreement or (B) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended other than the repurchase of equity securities of the Parent so long as such repurchase does not violate Sections 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. The Borrower is (i) the legal and beneficial owner of the Purchased Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s ownership interest in each Purchased Receivable and all other items of Collateral in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the UCC and proceeds of the foregoing.
(j) Perfection. This Agreement is effective to create a valid security interest in favor of the Agent for the benefit of the Secured Parties in the Pledged Assets to secure payment of the Aggregate Unpaids, free and clear of any Adverse Claim except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the applicable UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Secured Parties) security interest in the Purchased Receivables, and all other items of Collateral in which a security interest therein may be perfected by the filing of a financing statement under Article 9 of the applicable UCC and the proceeds of the foregoing. Such Borrower Party’s jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest’s obtaining priority over the rights of a lien creditor which respect to collateral.
(k) Places of Business and Locations of Records. The jurisdiction of organization, principal places of business and chief executive office of such Borrower Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.3(a) has been taken and completed. The Borrower’s Federal Employer Identification Number is correctly set forth on Exhibit III.
(l) Collections. The conditions and requirements set forth in subclauses (i), (ii), (iii) and (iv) of Section 7.1(j) and Section 8.2 have at all times since the Closing Date, been satisfied and duly performed. The conditions and requirements set forth in subclause (v) of Section 7.1(j) have been satisfied from and after the Closing Date. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof). The names and addresses of all Segregated Account Banks, together with the account numbers of the Segregated Accounts at each Segregated Account Bank and the post office box number of each Lock-Box, are listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof). The Borrower has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box, Segregated Account or Collection Account, or the right to take dominion and control of any such Lock-Box, Segregated Account or Collection Account at a future time or upon the occurrence of a future event.
(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since September 30, 2009, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries taken as a whole or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) the Borrower represents and warrants that since the Closing Date, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of the Borrower, (B) the ability of the Borrower to perform its obligations under the Transaction Documents, or (C) the collectibility of the Purchased Receivables generally or any material portion of the Purchased Receivables, in the case of both (i) and (ii), other than any events or matters relating to multi-employer pension contingencies, of the type disclosed and discussed in the Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 as filed with the SEC.
(n) Names. The name in which the Borrower has executed this Agreement is identical to the name of the Borrower as indicated on the public record of its state of organization which shows the Borrower to have been organized. In the past five (5) years, the Borrower has not used any entity names, trade names or assumed names other than the name in which it has executed this Agreement.
(o) Ownership of the Borrower. The Originator owns, directly or indirectly, 100% of the equity member interests of the Borrower, free and clear of any Adverse Claim. There are no options, warrants or other rights to acquire securities of the Borrower.
(p) Not an Investment Company. Such Borrower Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(q) Compliance with Law. Such Borrower Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Purchased Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Such Borrower Party has complied in all material respects with the Credit and Collection Policy with regard to each Purchased Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).
(s) Payments to Originator. With respect to each Purchased Receivable transferred to the Borrower under the Receivables Sale Agreement, the Borrower has given reasonably equivalent value to the Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by the Originator of any Purchased Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(t) Enforceability of Contracts. Each Contract with respect to each Purchased Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Purchased Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(u) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Monthly Report or Weekly Report was an Eligible Receivable on such date.
(v) Facility Limit and Maximum Loan Amount. Immediately after giving effect to each Loan hereunder, the Aggregate Loan Amount is less than or equal to the lesser of (i) the Facility Limit and (ii) the Net Pool Balance minus the Required Reserves.
(w) Accounting. The Borrower Parties will treat the transfer of the Purchased Receivables to the Borrower pursuant to the Receivables Sale Agreement as an absolute conveyance and true sale on their respective books and records; provided that, the notes to the consolidated financial statements of the Parent and its consolidated Subsidiaries will disclose that the Purchased Receivables have been purchased by the Borrower in transactions contemplated by this Agreement and the Receivables Sale Agreement.
(x) Separateness. From the date of the formation of the Borrower, the Borrower has complied with all provisions of Section 7.1(i) applicable to it.
Article VI
Conditions of Loans
Section 6.1. Conditions Precedent to Initial Loan. The obligation of the Lender to make the initial Loan under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the Closing Date the documents listed on Schedule A and (b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.
Section 6.2. Conditions Precedent to All Loans. The making of the initial Loan under this Agreement and each subsequent Loan are subject to the following further conditions precedent (a)  the Servicer shall have delivered to the Agent on or prior to the date of such Loan, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5, (b) upon the Agent’s request, the Servicer shall have delivered to the Agent at least three (3) days prior to such Loan an interim Monthly Report showing the amount of Eligible Receivables; (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on each Borrowing Date, the following statements shall be true (and acceptance of the proceeds of such Loan shall be deemed a representation and warranty by the Borrower that such statements are then true):
(i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects (unless such representation and warranty is already qualified as to materiality) on and as of the date of such Loan as though made on and as of such Borrowing Date, except to the extent such representations and warranties are expressly limited to an earlier date;
(ii) no event has occurred and is continuing, or would result from such Loan, that will constitute an Amortization Event or a Servicer Termination Event and no event has occurred and is continuing, or would result from such Loan, that would constitute an Unmatured Amortization Event;
(iii) the Facility Termination Date shall not have occurred; and

(iv) the Aggregate Loan Amount does not exceed the lesser of (i) the Facility Limit in effect on such Borrowing Date and (ii) the Net Pool Balance less the Required Reserves.
Article VII
Covenants
Section 7.1. Affirmative Covenants of the Borrower Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Borrower Party hereby covenants, as to itself, as set forth below:
(a) Financial Reporting. Such Borrower Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:
(i) Annual Reporting. Within 90 days after the close of each of its fiscal years, audited, unqualified consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for the Parent and its consolidated subsidiaries for such fiscal year certified in a manner acceptable to the Agent by Ernst & Young LLP, independent public accountants, or any other independent public accountants of recognized national standing.
(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of each of the Borrower Parties as at the close of each such period and consolidated statements of income and a statement of cash flows for the Parent and its consolidated subsidiaries for the period from the beginning of such fiscal year to the end of such quarter, all certified by its respective chief financial officer, principal accounting officer, treasurer or corporate controller.
(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V which shall include, without limitation, calculations of the Consolidated Net Worth of the Parent and the Borrower, which is signed by an Authorized Officer of the Parent, and which is dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(iv) Shareholders Statements and Reports. Promptly after being mailed to the shareholders of the Parent copies of all financial statements, reports and proxy statements so furnished to them.
(v) S.E.C. Filings. Promptly after becoming publicly available, copies of all registration statements and annual and quarterly periodic reports which the Parent or any of its Subsidiaries files with the SEC. For so long as the Parent is subject to the periodic reporting obligations of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or files any registration statement with the SEC by means of the SEC’s EDGAR system, the Borrower Parties may comply with the covenants set forth in this clause (v) by filing of such registration statements and its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q required by such act on the SEC’s EDGAR system; provided, that one or more of the Borrower Parties shall notify, or cause to be notified, the Agent promptly upon any such electronic filing.
(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or the Lender, copies of the same.
(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) requesting the Agent’s consent thereto.
(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to (A) the financial condition or operations of such Borrower Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent, for the benefit of the Lender, under or as contemplated by this Agreement or (B) the Receivables as the Agent may reasonably request.

(b) Notices. Such Borrower Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i) Amortization Events, Servicer Termination Event, Unmatured Servicer Termination Events or Unmatured Amortization Events. The occurrence of each Amortization Event, Servicer Termination Event, Unmatured Servicer Termination Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Borrower Party.
(ii) Judgments and Proceedings. (A) The entry of any judgment or decree against the Servicer or its Subsidiaries if the amount of such judgment or decree then outstanding against the Servicer and its Subsidiaries exceeds $10,000,000 after deducting (1) the amount with respect to which the Servicer or any such Subsidiary, as the case may be, is insured and with respect to which the insurer has not disclaimed responsibility in writing, and (2) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory in the reasonable discretion of the Agent, and (B) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (C) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against the Borrower.
(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iv) Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.
(v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which the Borrower is a debtor or an obligor; or the occurrence of a default that could lead to an event of default or an event of default under any other financing arrangement in a principal amount greater than or equal to $10,000,000 pursuant to which the Servicer is a debtor or an obligor.
(vi) Notices under Receivables Sale Agreement. Copies of all notices delivered under the Receivables Sale Agreement.
(vii) Appointment of Independent Director. The decision to appoint a new director of the Borrower as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”
(c) Compliance with Laws and Preservation of Existence. Such Borrower Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Borrower Party will preserve and maintain its entity existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
(d) Audits. In addition to information that may be required pursuant to Section 7.1(a)(viii), each Borrower Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Such Borrower Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Borrower Party, permit the Agent, or its agents or representatives (and shall cause the Originator to permit the Agent or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Pledged Assets, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Pledged Assets or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Borrower or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”). A Review of each Borrower Party shall occur no less frequently than annually.
(e) Keeping and Marking of Records and Books. (i) The Servicer will (and will cause the Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information, in each such case as reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause the Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Borrower Party will (and will cause the Originator to) on or prior to the date hereof, mark its master data processing system and all accounts receivable reports generated thereby with a legend, reasonably acceptable to the Agent, describing the Agent’s security interest in the Pledged Assets.
(f) Compliance with Contracts and Credit and Collection Policy. Such Borrower Party will (and will cause the Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Purchased Receivables, in each case to the same extent as though such Contracts had not been transferred to the Agent and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
(g) Performance and Enforcement of Receivables Sale Agreement. The Borrower will, and will require the Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the Borrower under the Receivables Sale Agreement. The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as the Borrower’s assignee) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.
(h) Ownership. The Borrower will (or will cause the Originator to) take all necessary action to establish and maintain, irrevocably in Borrower (i) legal and equitable title to the Purchased Receivables and the Collections and (ii) all of the Originator’s right, title and interest in the Related Security associated with the Purchased Receivables, in each case, free and clear of any Adverse Claims, other than Adverse Claims in favor of the Agent, for the benefit of the Secured Parties (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Secured Parties) security interest in the Pledged Assets and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties as the Agent may reasonably request); provided, however, that unless and until an Amortization Event, a Servicer Termination Event, an Unmatured Servicer Termination Event or an Unmatured Amortization Event has occurred, no Borrower Party shall be required to take any actions to establish, maintain or perfect the Agent’s ownership interest in the Related Security other than the filing of financing statements under the UCC of all appropriate jurisdictions.
(i) Separate Identity. The Borrower acknowledges that the Agent and the Lender are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from the Originator. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps, including, without limitation, all steps that the Agent or the Lender may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof (other than the Borrower) and not just a division of the Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower will:
(i) hold itself out to the public and conduct its own business in its own name and require that all full-time employees of the Borrower, if any, identify themselves as such and not as employees of the Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);
(ii) compensate all employees, consultants and agents directly, from the Borrower’s own funds, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of the Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between the Borrower and the Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to the Borrower and the Originator or such Affiliate, as applicable;
(iii) maintain separate stationery, invoices, checks and other business forms in its own name;

(iv) conduct all transactions with the Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder to the Servicer) strictly on an arm’s-length basis, allocate fairly and reasonably all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Borrower and the Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
(v) at all times have a Board of Directors consisting of at least one member that is an Independent Director;
(vi) observe all organizational formalities as a distinct entity, and ensure that all entity actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of the Borrower or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);
(vii) maintain the Borrower’s books and records separate and distinct from those of the Originator and any Affiliate thereof and otherwise in such a manner so that the assets of the Borrower are readily identifiable as its own assets rather than assets of the Originator or any Affiliate thereof;
(viii) prepare its financial statements separately from those of the Originator and insure that any consolidated financial statements of the Parent or any Affiliate thereof that include the Borrower and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Borrower is a separate legal entity and that its assets will be available only to satisfy the claims of the creditors of the Borrower;
(ix) except as herein specifically otherwise provided, maintain the funds and other assets of the Borrower separate from, and not commingled with, those of the Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which the Borrower alone is the account party, into which the Borrower alone makes deposits and from which the Borrower alone (or the Agent hereunder) has the power to make withdrawals;
(x) pay all of the Borrower’s operating expenses from the Borrower’s own assets (except for certain payments by the Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i)) and pay its own liabilities out of its own funds;
(xi) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (A) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (B) the incurrence of obligations under this Agreement, (C) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originator thereunder for the purchase of Receivables from the Originator under the Receivables Sale Agreement, and (D) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
(xii) maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or Limited Liability Company Agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;
(xiii) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;
(xiv) maintain its entity separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(xv) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;
(xvi) operate its business and activities such that it (A) does not hold itself out as having agreed to guarantee or be obligated for the debts of the Originator or any Affiliate thereof, (B) does not hold out its credit as being available to satisfy the obligations of the Originator or any Affiliate thereof and (C) has not pledged assets for the benefit of the Originator or any Affiliate thereof; and
(xvii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Andrews Kurth LLP as counsel for the Borrower, in connection with the closing or initial Loan under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times; and
(xviii) maintain its organizational documents in conformity with this Agreement, such that its organizational documents, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Agent of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Borrower certify that the designated Person satisfied the criteria set forth in the definition herein of Independent Director and the Agent’s written acknowledgement that in its reasonable judgment the designated Person satisfies the criteria set forth in the definition herein of Independent Director;
(j) Collections. Such Borrower Party will cause (i) all Collections to be deposited into a Lock-Box, Segregated Account, or a Collection Account, (ii) all proceeds from all Lock-Boxes, if any, to be directly deposited into a Segregated Account or a Collection Account, (iii) all amounts in each Segregated Account to be deposited into the Master Collection Account within two (2) Business Days following receipt thereof, (iv) all amounts in each Collection Account (other than the Master Collection Account) to be deposited into the Master Collection Account within two (2) Business Days following receipt thereof and (v) on and after the date specified by Section 7.3 hereof, each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to the Pledged Assets are remitted directly to any Borrower Party, such Borrower Party will remit such payments (or will cause all such payments to be remitted) directly to a Segregated Account or the Collection Bank at which the Master Collection Account is maintained and deposited into such Segregated Account or the Master Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, such Borrower Party will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Lender. The Borrower, FreightValue or the Servicer will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and each Segregated Account and shall not grant the right to take dominion and control of any Lock-Box, Segregated Account or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement. At all times after the date specified by Section 7.3 hereof, the Borrower will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement and each applicable Collection Account Agreement) of each Collection Account and shall not grant the right to take dominion and control of any such Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.
(k) Taxes. Such Borrower Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Borrower will pay when due any taxes payable in connection with the Purchased Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or the Lender.
(l) Payment to the Originator. With respect to any Receivable purchased by the Borrower from the Originator, such sale shall be effected under, and in compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Originator in respect of the purchase price for such Receivable.

(m) Updates to Exhibit IV. In connection with each Monthly Report delivered by the Servicer pursuant to Section 8.5 hereof, the Servicer will provide the Agent with the account number and the name of the corresponding Segregated Account Bank of each Segregated Account that has been opened during the related Calculation Period, if any, and an updated listing of the Collection Banks and Segregated Account Banks; Lock-Boxes, Segregated Accounts and Collection Accounts in the form of Exhibit IV to the extent any new Segregated Account has been so opened.
Section 7.2. Negative Covenants of the Borrower Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Borrower Party hereby covenants, as to itself, that:
(a) Change in Name, Jurisdiction of Organization. Such Borrower Party will not change (i) its name as it appears in official filings in its jurisdiction of organization, (ii) its status as a “registered organization” (within the meaning of any applicable enactment of the UCC), (iii) its organizational identification number, if any, issued by its jurisdiction of organization, or (iv) its jurisdiction of organization unless it shall have: (A) given the Agent at least thirty (30) days’ prior written notice thereof and (B) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.
(b) Change in Collection Accounts. Except as may be required by the Agent pursuant to Section 8.2(b), such Borrower Party will not add or terminate any bank as a Collection Bank unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition or termination and (ii) an executed Collection Account Agreement with respect to the new Collection Account.
(c) Modifications to Contracts and Credit and Collection Policy. Except as may be required in order for such Borrower Party to comply with applicable law, such Borrower Party will not, and will not permit the Originator to, make any material change or material amendment to the Credit and Collection Policy unless, at least 30 days prior to such material change or material amendment, it has delivered to the Agent a copy of the Credit and Collection Policy then in effect and notice (i) indicating such proposed change or amendment, and (ii) requesting the Agent’s consent thereto. Except as provided in Section 8.2(d), the Servicer will not, and will not permit the Originator to, extend, amend or otherwise modify the terms of any Purchased Receivable which at any time is or has been an Eligible Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.
(d) Sales, Liens. The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any valid and effective financing statement) or with respect to, any of the Pledged Assets, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Agent as provided for herein or in any Transaction Document), and the Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or the Originator.
(e) Use of Proceeds. The Borrower will not use the proceeds of the Loans for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Note to the extent permitted thereunder and under the Receivables Sale Agreement, (ii) paying its ordinary and necessary operating expenses when and as due, and (iii) making Restricted Junior Payments to the extent permitted under this Agreement.
(f) Termination Date Determination. The Borrower will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to the Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 6.2 of the Receivables Sale Agreement.
(g) Restricted Junior Payments. The Borrower will not make any Restricted Junior Payment if after giving effect thereto, the Borrower’s Consolidated Net Worth would be less than the amount required pursuant to Section 9.1(r) hereof.
(h) Borrower Indebtedness. The Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans (as defined in the Receivables Sale Agreement), (iii) other current accounts payable arising in the ordinary course of business and not overdue, (iv) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (v) the incurrence of obligations under this Agreement, (vi) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originator thereunder for the purchase of Receivables from the Originator under the Receivables Sale Agreement, and (vii) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement. The Borrower shall not hold out its credit as available to satisfy the obligations of others, pledge its assets for the benefit of any other entity, make loans or advances to any other entity or acquire obligations or securities of its members.

(i) Prohibition on Additional Negative Pledges. No such Borrower Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Pledged Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents, and no such Borrower Party will enter into or assume any agreement creating any Adverse Claim upon the Subordinated Note.
Section 7.3. Affirmative Post-Closing Covenants of the Borrower Parties. Each Borrower Party hereby covenants within 90 days of the Closing Date to ensure that each Collection Account (other than the Master Collection Account) is in the name of the Borrower and subject at all times to a Collection Account Agreement that is in full force and effect. The Master Collection Account shall be in the name of the Borrower and subject to a Collection Account Agreement that is in full force and effect at all times after the Closing Date.
Article VIII
Administration and Collection
Section 8.1. Designation of Servicer. (a) The servicing, administration and collection of the Purchased Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. ABF is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may, upon the occurrence of an Unmatured Servicer Termination Event (other than one arising as a result of a Voluntary Termination, unless another Unmatured Servicer Termination Event occurs), designate as Servicer any Person to succeed ABF or any successor Servicer.
(b) Without the prior written consent of the Agent, ABF shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) the Borrower, (ii) the Originator, and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither the Borrower nor the Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by ABF. If at any time the Agent shall designate as Servicer any Person other than ABF, all duties and responsibilities theretofore delegated by ABF to the Borrower or the Originator may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to ABF and to the Borrower and the Originator.
(c) Notwithstanding the foregoing subsection (b): (i) ABF shall be and remain primarily liable to the Agent and the Lender for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Lender shall be entitled to deal exclusively with ABF in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Lender shall not be required to give notice, demand or other communication to any Person other than ABF in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. ABF, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
Section 8.2. Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.
(b) The Servicer shall cause (i) all Collections from all Lock-Boxes to be directly deposited into a Collection Account, (ii) all amounts in each Segregated Account to be deposited into the Master Collection Account within two (2) Business Days following such funds becoming available to the party in whose name such Segregated Account is held, (iii) all amounts in each Collection Account (other than the Master Collection Account) to be deposited into the Master Collection Account within two (2) Business Days following receipt thereof and (iv) on and after such date as specified by Section 7.3 hereof, each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the case of any remittances received in any Lock-Box, Segregated Account or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Purchased Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, the Borrower and the Servicer shall not deposit or otherwise credit, and shall not take any affirmative action to permit or assist any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of the Borrower and the Lender their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent during the occurrence of an Unmatured Amortization Event, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Borrower prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Purchased Receivables set aside for the Lender on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.
(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or the Lender under this Agreement. The Agent shall have the right to direct the Servicer to commence or settle any legal action with respect to any Receivable (whether or not such Receivable is a Defaulted or Delinquent Receivable) of an Obligor which is an Obligor under any Defaulted or Delinquent Receivable; provided, however, that the Servicer shall not be required to comply with such direction if the Borrower determines, in its reasonable business judgment, that it is preferable not to enforce or settle any Delinquent or Defaulted Receivable, in which case such Defaulted or Delinquent Receivable (and, at the option of the Agent, any other Receivable of such Obligor) shall be treated as a Deemed Collection, and payment shall be made thereon in a manner consistent with Section 1.4.
(e) The Servicer shall hold in trust for the Borrower and the Agent and the Lender all Records that (i) evidence or relate to the Purchased Receivables, the related Contracts (other than the Master Contracts) and Related Security or (ii) are otherwise necessary or desirable to collect the Purchased Receivables (other than the Master Contracts) and shall, as soon as practicable upon demand of the Agent during the occurrence of an Unmatured Servicer Termination Event or Unmatured Amortization Event, deliver or make available to the Agent all such Records (other than any Record that contains confidentiality provisions (except for Records as to which the related Obligor has consented to such delivery) that cannot be satisfied by the execution and delivery of a confidentiality agreement), at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to the Borrower any cash collections or other cash proceeds received with respect to Indebtedness owing to the Borrower not constituting Purchased Receivables. The Servicer shall, from time to time at the request of the Agent or the Lender, furnish to the Lender (promptly after any such request) a calculation of the amounts set aside for the Lender pursuant to Article II.
(f) Any payment made by an Obligor that is not specified by such Obligor to relate to a particular invoice or other obligation of such Obligor to the Originator, FreightValue or the Borrower, , except as otherwise required by contract or law and unless otherwise instructed by the Agent, shall be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
Section 8.3. Collection Notices. The Agent is authorized at any time after the occurrence and during the continuance of an Amortization Event to date and to deliver to the Collection Banks the Collection Notices. The Borrower hereby transfers to the Agent for the benefit of the Lender, effective when the Agent delivers such notice, the exclusive dominion and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of the Borrower whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Borrower hereby authorizes the Agent, and agrees that the Agent shall be entitled (a) at any time after delivery of the Collection Notices, to endorse the Borrower’s name on checks and other instruments representing Collections, (b) at any time after the occurrence of an Amortization Event, to enforce the Purchased Receivables, the related Contracts (other than any Master Contract which contains a prohibition against the assignment thereof) and the Related Security, and (c) at any time after the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Purchased Receivables to come into the possession of the Agent rather than the Borrower.
Section 8.4. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the exercise by the Agent, on behalf of the Lender, of the Agent’s rights hereunder shall not release the Servicer, the Originator, FreightValue or the Borrower from any of their duties or obligations with respect to any Purchased Receivables or under the related Contracts. The Agent and the Lender shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Borrower or the Originator thereunder.

Section 8.5. Receivables Reports. (a) Monthly. The Servicer shall prepare and forward to the Agent (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein, and (ii) at such times as the Agent may request upon reasonable advance notice, a listing by Obligor of all Purchased Receivables together with an aging of such Receivables.
(b) Weekly. Additionally, the Servicer may, but shall not be required to, prepare and forward to the Agent a Weekly Report showing calculations as of the end of each prior week on each Weekly Reporting Date. Failure to provide any such Weekly Report shall result in the imposition of the Reporting Frequency Modifier until the next Weekly Reporting Date with respect to which the Servicer provides a Weekly Report.
Section 8.6. Servicing Fee. As compensation for the Servicer’s servicing activities on their behalf, the Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections.
Article IX
Amortization Events
Section 9.1. Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:
(a) Any of the Borrower Parties shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and such failure shall continue for two (2) Business Days.
(b) (i) Any representation or warranty made by any of the Borrower Parties in this Agreement or the Receivables Sale Agreement shall prove to have been incorrect in any material respect (solely in cases where such representation and warranty is not already qualified by materiality) or in any respect (in all other cases) when made or deemed made, (ii) any information contained in any Monthly Report or Weekly Report shall prove to have been incorrect in any material respect when made, or (iii) any representation, warranty, certification or statement (other than relating to projections or other forward-looking information) made by any of the Borrower Parties in any other Transaction Document or in any other document delivered pursuant hereto or thereto (other than in a Monthly Report or Weekly Report) shall prove to have been incorrect in any material respect when made or deemed made; provided, that no such event shall constitute an Amortization Event if the Borrower shall have timely paid to the Agent the Deemed Collection required to be paid as a result of such event in accordance with Section 1.4.
(c) Any of the Borrower Parties shall fail to perform or observe any covenant contained in Section 7.1(a) or (b), Section 7.2 or Section 8.5 when required.
(d) Any of the Borrower Parties shall fail to perform or observe any other covenant or agreement under any Transaction Documents (after giving effect to all cure periods and notice requirements) and such failure shall continue for fifteen (15) consecutive Business Days.
(e) Failure of the Borrower to pay any Indebtedness (other than the Aggregate Unpaids) in excess of $10,000 when due or the default by the Borrower in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(f) Failure of the Parent or any of its Subsidiaries other than the Borrower to pay Indebtedness in excess of $10,000,000 in aggregate principal amount (Indebtedness in such amount being referred to hereinafter as “Material Indebtedness”) when due (after giving effect to any applicable grace periods with respect thereto and whether or not such failure to pay is waived); or the default by the Parent or any of its Subsidiaries other than the Borrower in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Parent or any of its Subsidiaries other than the Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(g) An Event of Bankruptcy shall occur with respect to any Borrower Party or the Parent.
(h) As at the end of any Calculation Period (other than any Special Calculation Period):
(i) the three-month rolling average Delinquency Ratio shall be greater than or equal to 2.00%,
(ii) the three-month rolling average Default Ratio shall be greater than or equal to 1.00%,

(iii) the three-month rolling average Dilution Ratio shall be greater than or equal to 3.50%, or
(iv) the Accounts Receivable Turnover Ratio shall be less than 10.00.
(i) As at the end of any Special Calculation Period:
(i) the three-month rolling average Delinquency Ratio shall be greater than or equal to 4.00%,
(ii) the three-month rolling average Default Ratio shall be greater than or equal to 2.00%,
(iii) the three-month rolling average Dilution Ratio shall be greater than or equal to 5.50%, or
(iv) the Accounts Receivable Turnover Ratio shall be less than 8.00.
(j) A Change of Control shall occur.
(k) (i) One or more final judgments of a court of competent jurisdiction for the payment of money in an aggregate amount of $10,000 or more shall be entered against the Borrower or (ii) one or more final judgments of a court of competent jurisdiction for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against the Parent or any of its Subsidiaries (other than the Borrower) on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.
(l) The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or the Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Borrower under the Receivables Sale Agreement.
(m) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Borrower, or the Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Lender shall cease to have a valid and perfected first priority security interest in the Purchased Receivables and all other items of Collateral in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the applicable UCC and the proceeds of the foregoing.
(n) On any day, the Aggregate Loan Amount shall exceed the Facility Limit or a Borrowing Base Deficiency shall exist, and such event shall continue unremedied for two (2) Business Days after notice has been given to the Borrower by Lender or Agent of such occurrence or an Authorized Officer of the Borrower shall have knowledge thereof.
(o) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Purchased Receivables or the Related Security or the PBGC shall, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Purchased Receivables or the Related Security, and any such lien shall not have been released within the earlier to occur of (i) seven (7) days after the date of such filing and (ii) the day on which the Agent becomes aware of such filing.
(p) the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay by the final date on which any such payment may be made without penalty or without attachment of liens on its assets an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA;
(q) Any event shall occur which has, or could be reasonably expected to have a Material Adverse Effect (excluding any events or matters, including, without limitation, multi-employer pension contingencies of the type disclosed and discussed in the Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 as filed with the SEC)).
(r) (i) The Consolidated Net Worth of the Parent shall be less than or equal to $375,000,000 or (ii) the Consolidated Net Worth of the Borrower shall be less than $10,000.
(s) Any Person shall be appointed as an Independent Director of the Borrower without prior notice thereof having been given to the Agent in accordance with Section 7.1(b)(vii).

Section 9.2. Servicer Termination Events. The occurrence of any one or more of the following events shall constitute a Servicer Termination Event:
(a) The Servicer shall fail to make any payment or deposit required to be made by it under the Transaction Documents and such failure shall continue for two (2) Business Days.
(b) (i) Any representation or warranty made by the Servicer in this Agreement shall prove to have been incorrect in any material respect (solely in cases where such representation and warranty is not already qualified by materiality) or in any respect (in all other cases) when made or deemed made, (ii) any information contained in any Monthly Report or Weekly Report shall prove to have been incorrect in any material respect when made, or (iii) any representation, warranty, certification or statement (other than relating to projections or other forward-looking information) made by the Servicer in any other Transaction Document or in any other document delivered pursuant hereto or thereto (other than in a Monthly Report or Weekly Report) shall prove to have been incorrect in any material respect when made or deemed made; provided, that no such event shall constitute a Servicer Termination Event if the Borrower shall have timely paid to the Agent the Deemed Collection required to be paid as a result of such event in accordance with Section 1.4.
(c) An Event of Bankruptcy shall occur with respect to the Servicer.
(d) A Change of Control shall occur.
(e) (i) One or more final judgments of a court of competent jurisdiction for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.
(f) Any event shall occur with respect to the Servicer which has, or could be reasonably expected to have a Material Adverse Effect (excluding any events or matters, including, without limitation, multi-employer pension contingencies of the type disclosed and discussed in the Servicer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 as filed with the SEC).
(g) Failure of the Servicer to pay any Material Indebtedness when due (after giving effect to any applicable grace periods with respect thereto and whether or not such failure to pay is waived); or the default by the Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(h) The Servicer shall fail to perform or observe any covenant of the Servicer contained in Section 7.1(a) or (b), Section 7.2 or Section 8.5 when required.
(i) The Servicer shall fail to perform or observe any other covenant or agreement under any Transaction Document (after giving effect to all cure periods and notice requirements) and such failure shall continue for fifteen (15) consecutive Business Days.
Section 9.3. Remedies. (a) Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Lender shall, take any of the following actions: (i) declare the Facility Termination Date to have occurred, whereupon the Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower Parties; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to a Borrower Party, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by such Borrower Party and (ii) deliver the Collection Notices to the Collection Banks.
(b) Upon the occurrence and during the continuation of any Event of Default, the Agent may, or upon the direction of the Lender shall, take any of the following actions: (i) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (ii) notify Obligors of the Agent’s security interest in the Purchased Receivables and other Pledged Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Lender otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.
(c) Upon the occurrence and during the continuation of a Servicer Termination Event, the Agent may, or upon the direction of the Lender shall, replace the Person then acting as Servicer.

Article X
Indemnification
Section 10.1. Indemnities by the Borrower Parties. Without limiting any other rights that the Agent or the Lender may have hereunder or under applicable law, (a) the Borrower hereby agrees to indemnify (and pay upon demand to) the Agent, the Lender and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Lender of any security interest or other interest in the Purchased Receivables, and (b) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (a) and (b):
(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(ii) Indemnified Amounts to the extent the same includes losses in respect of Purchased Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(iii) taxes imposed by the United States, the Indemnified Party’s jurisdiction of organization (or in the case of an individual, his or her jurisdiction of primary residence) or any other jurisdiction in which such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated hereby, on or measured by the overall net income or gross receipts of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for tax purposes of the acquisition by the Lender of a security interest in the Purchased Receivables as a loan or loans by the Lender to the Borrower secured by the Collateral;
provided, however, that nothing contained in this sentence shall limit the liability of the Borrower Parties or limit the recourse of the Lender to the Borrower Parties for amounts otherwise specifically provided to be paid by the Borrower Parties under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Agent and the Lender for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Borrower or the Servicer) resulting from:
(i) any representation or warranty made by a Borrower Party or the Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
(ii) the failure by the Borrower, the Servicer or the Originator to comply in any material respect with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii) any failure of the Borrower, the Servicer or the Originator to perform in any material respect its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with services or provision of equipment that are the subject of any Contract or any Receivable;
(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Eligible Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the provision of the service related to such Receivable or the furnishing or failure to furnish such services;
(vi) the commingling of Collections of Purchased Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Loan, the Pledged Assets or any other investigation, litigation or proceeding relating to the Borrower, the Servicer or the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby (other than any litigation or proceeding in which an Indemnified Party is a plaintiff or complaining party and a Borrower Party is a defendant and such Indemnified Party shall not prevail in such litigation or proceeding);
(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix) any Amortization Event of the type described in Section 9.1(g);
(x) any failure of the Borrower to acquire and maintain legal and equitable title to, and ownership of any of the Pledged Assets from the Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Borrower to give reasonably equivalent value to the Originator under the Receivables Sale Agreement in consideration of the transfer by the Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action (except as created by the Transaction Documents);
(xi) any failure to vest and maintain vested in the Agent for the benefit of the Lender, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Pledged Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);
(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Pledged Assets, and the proceeds thereof, whether at the time of any Loan or at any subsequent time;
(xiii) any action or omission by a Borrower Party which reduces or impairs the rights of the Agent or the Lender with respect to any Pledged Assets or the value of any Pledged Assets;
(xiv) any attempt by any Person to void any Loan or the Agent’s security interest in the Pledged Assets under statutory provisions or common law or equitable action;
(xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included;
(xvi) the failure of any Loan to occur after any Borrowing Request has been given hereunder;
(xvii) the failure of the Parent to properly calculate of the Consolidated Net Worth of the Parent and the Borrower or to provide a properly completed compliance certificate as required by Section 7.1(a) hereof; and
(xviii) any provision in any Contract that either (i) permits or provides for any reduction in the Outstanding Balance of the Receivable created under such Contract and any accrued interest thereon or (ii) could otherwise materially hinder the ability to receive Collections with respect to such Receivable.
Section 10.2. Increased Cost and Reduced Return. If after the date hereof, the Lender shall be charged any fee, expense or increased cost (other than taxes) on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or on account of the adoption of any change in (or change in the interpretation of) any generally accepted accounting principles or regulatory accounting principles applicable to the Lender (a “Regulatory Change”): (a) that subjects (or has the effect of subjecting) the Lender to any charge or withholding on or with respect to this Agreement or the Lender’s obligations under this Agreement, or on or with respect to the Purchased Receivables, or (b) that imposes, modifies or deems applicable (or has the effect of imposing, modifying or deeming applicable) any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of the Lender, or credit extended by the Lender pursuant to this Agreement or (c) that imposes (or has the effect of imposing) any other condition the result of which is to increase the cost to the Lender of performing its obligations under this Agreement, or to reduce the rate of return on the Lender’s capital as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, promptly upon demand by the Agent, the Borrower shall pay to the Agent, for the benefit of the Lender, such amounts charged to the Lender or such amounts to otherwise compensate the Lender for such increase costs or such reduction; provided, however, that the Lender shall not be entitled to any compensation for any increased costs under this Section 10.2 unless the Agent or the Lender delivers a reasonably detailed certificate to the Borrower setting forth the amounts and the basis for such increased costs.

Neither the Borrower nor any other Borrower Party shall be required to compensate the Lender pursuant to the foregoing provisions of this Section 10.2 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies Borrower of the Regulatory Change giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor.
Section 10.3. Other Costs and Expenses. The Borrower shall pay to the Agent and the Lender promptly on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of the Transaction Documents and the transactions contemplated thereby, including without limitation, the cost of the Lender’s auditors auditing the books, records and procedures of the Borrower, reasonable fees and out-of-pocket expenses of legal counsel for the Lender and the Agent with respect thereto and with respect to advising the Lender and the Agent as to their respective rights and remedies under this Agreement. The Borrower shall pay to the Agent promptly on demand any and all reasonable costs and expenses of the Agent and the Lender, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.
Article XI
The Agent
Section 11.1. Authorization and Action. The Lender, on behalf of itself and its assigns, hereby designates and appoints STRH to act as its agent and administrator under this Agreement and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents.
Section 11.2. STRH, SunTrust Bank and Affiliates. STRH, SunTrust Bank and their Affiliates may generally engage in any kind of business with the Borrower, the Servicer, any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any of the foregoing, all as if STRH were not Agent and without any duty to account therefor to the Lender.
Article XII
Assignments and Participations; Refinancing
Section 12.1. Successors and Assigns. This Agreement shall be binding upon each Borrower Party and their successors and assigns, and shall inure to the benefit of the Agent and the Lender and the benefit of their respective successors and assigns, including any subsequent holder of any of the Loans. No Borrower Party may assign any of its rights or obligations under any Transaction Document without the written consent of each of the Agent and the Lender.
Section 12.2. Participants. The Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made or the Commitment held by the Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve the Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Transaction Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Transaction Documents, except that such agreement may provide that the Lender will not agree to any modification, amendment or waiver of the Transaction Documents that would reduce the amount of or postpone any fixed date for payment of any Loan in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Article 10 (solely to the extent such cost or expense accrues only after such participation is made) and Section 1.3 hereof.
Section 12.3. Assignments. (a) The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the Commitment and the Loans or in the case of an assignment to an Affiliate of the Lender, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Amortization Event has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii) Required Consents.
(a) The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Amortization Event has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of the Lender (provided such assignment does not result in any liability, cost or expense for which the Borrower is liable or must reimburse or indemnify such assignee Lender pursuant to Section 10); and
(b) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not an Affiliate of the Lender.
(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance.
(v) No Assignment to Borrower or Parent. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Agent pursuant to Section 12.3(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lender under this Agreement, and the Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 10.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 12.2 hereof.
(b) The Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or secured party for the Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
Section 12.4. Prohibition on Assignments by the Borrower Parties. No Borrower Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agent and the Lender.
Section 12.5. Refinancing by Three Pillars. In the event that the commercial paper notes of Three Pillars Funding LLC (“TPF”) are rated both A-1 by S&P and P-1 by Moody’s, each party to this Agreement agrees that it will discuss in good faith the refinancing of the credit facility contemplated by this Agreement with a securitization facility funded primarily with commercial paper notes issued by TPF (it being understood that TPF would concurrently enter into credit and liquidity arrangements with other lenders to fund its obligations under any such securitization facility upon the occurrence of certain events including, but not limited to, TPF’s inability to issue commercial paper notes).
Article XIII
Miscellaneous
Section 13.1. Waivers and Amendments. No failure or delay on the part of the Agent or the Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1. The Lender, the Borrower and the Agent, may enter into written modifications or waivers of any provisions of this Agreement.

Section 13.2. Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 13.2. The Borrower hereby authorizes the Agent to effect Loans and Interest Period and Interest Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of the Borrower; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.
Section 13.3. Protection of Agent’s Security Interest. (a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Agent’s security interest in the Pledged Assets, or to enable the Agent or the Lender to exercise and enforce their rights and remedies hereunder; provided, however, that unless and until an Amortization Event or an Unmatured Amortization Event has occurred, no Borrower Party shall be required to take any actions to establish, maintain or perfect the Borrower’s ownership interest in the Related Security other than the filing of financing statements under the UCC of all appropriate jurisdictions. During the occurrence and continuance of an Unmatured Amortization Event or an Amortization Event, the Agent may, or the Agent may direct the Borrower or the Servicer to, notify the Obligors of Purchased Receivables, at the Borrower’s expense, of the ownership or security interests of the Lender under this Agreement. During the occurrence and continuance of an Unmatured Amortization Event or an Amortization Event, the Agent may direct the Borrower or the Servicer to direct (and, if the Borrower or the Servicer fails to do so, the Agent may direct) that payments of all amounts due or that become due under any or all Purchased Receivables be made directly to an account specified by the Agent or its designee which may be an account of the Agent or its designee. The Borrower or the Servicer (as applicable) shall, at the Agent’s request, withhold the identities of the Agent and the Lender in any such notification.
(b) If any Borrower Party fails to perform any of its obligations hereunder, the Agent or the Lender may (but shall not be required to) upon notice to such Borrower Party perform, or cause performance of, such obligations, and the Agent’s or the Lender’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Section 10.3. Each Borrower Party (i) irrevocably authorizes and appoints the Agent as its attorney-in-fact, at any time and from time to time in the sole discretion of the Agent, to execute on behalf of the Borrower as debtor and to file financing statements and other filing or recording documents necessary or desirable in the Agent’s sole discretion, in such offices and in such form, including carbon, photographic or other reproduction, as the Agent reasonably determines appropriate to perfect or maintain the perfection and priority of Agent’s interest in the Purchased Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof) including, without limitation, financing statements naming Borrower as debtor and describing the collateral as “all assets” or “all personal property of the debtor, whether now owned and existing or hereafter arising or acquired”, (ii) acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Purchased Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document, and (iii) approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent in connection with the perfection of the security interests in favor of the Borrower or the Agent. The appointment of Agent as attorney-in-fact as described herein is coupled with an interest and is irrevocable.
Section 13.4. Confidentiality. (a) Each of the Borrower Parties shall maintain and shall cause each of its employees and officers to maintain the confidentiality of any confidential or proprietary information with respect to the Agent and the Lender and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Borrower Parties and their respective officers and employees may disclose such information to such Borrower Party’s directors, external accountants and attorneys and in accordance with any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).

(b) Anything herein to the contrary notwithstanding, the Borrower Parties hereby consent to the disclosure of any nonpublic information with respect to it (i) to the Agent or the Lender by each other, and (ii) by the Agent or the Lender to any prospective or actual assignee or participant of any of them and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information. In addition, the Lender and the Agent may disclose any such nonpublic information in accordance with any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
(c) The Lender and the Agent shall each maintain and shall cause each of its employees and officers to maintain the confidentiality of any confidential or proprietary information with respect to the Originator, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of the Lender or the Agent arising from or related to the transactions contemplated herein provided, however, that each of the Lender and the Agent and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the other Secured Parties, (ii) to any prospective or actual assignee or participant of the Lender, the Agent or the other Secured Parties who execute a confidentiality agreement for the benefit of the Originator and the Borrower on terms comparable to those required of the Lender and the Agent hereunder with respect to such disclosed information, (iii) to any rating agency, provider of a surety, guaranty or credit or liquidity enhancement to the Lender, (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law).
(d) Notwithstanding any other express or implied agreement to the contrary contained herein, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).
Section 13.5. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Lender or the Agent, no claim may be made by a Borrower Party or any other Person against the Lender or the Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower Parties hereby waive, release, and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 13.6. No Recourse Against the Lender. The obligations of the Lender under this Agreement are solely the obligations of the Lender. No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any member, employee, officer, director, manager, Agent or organizer of the Lender, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.
Section 13.7. Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof other than Section 5-1401 of the General Obligations law and except to the extent that the perfection of the Ownership Interest of Borrower or the Security Interest of the Agent, for the benefit of the Secured Parties, in any of the Collateral is governed by the laws of a jurisdiction other than the State of New York.
Section 13.8. Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State Court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or any document executed by such person pursuant to this Agreement, and each such party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Agent or any Secured Party to bring proceedings against any Borrower Party in the courts of any other jurisdiction. Any judicial proceeding by any Borrower Party against the Agent or any Secured Party or any affiliate of the Agent or any Secured Party involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any document executed by such Borrower Party pursuant to this Agreement shall be brought only in a court in New York, New York.

Section 13.9. Waiver of Jury Trial. Each party hereto hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, any document executed by any Borrower Party pursuant to this Agreement or the relationship established hereunder or thereunder.
Section 13.10. Integration; Binding Effect; Survival of Terms. (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Borrower Parties pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and the provisions of Section 13.4 through and including Section 13.8 shall be continuing and shall survive any termination of this Agreement.
Section 13.11. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
Section 13.12. Characterization; Security Interest. (a) It is the intention of the parties hereto that each Loan hereunder shall constitute and be treated as a secured loan. The Borrower shall be liable to the Lender and the Agent for all representations, warranties, covenants and indemnities made by the Borrower pursuant to the terms of this Agreement, and (ii) the transaction contemplated by this Agreement do not constitute and are not intended to result in an assumption by the Lender or the Agent or any assignee thereof of any obligation of the Borrower or the Originator or any other person arising in connection with the Purchased Receivables, the Related Security, or the related Contracts, or any other obligations of the Borrower or the Originator. It is the intention of the parties hereto that for federal, state and local income and franchise tax purposes the Lender’s acquisition of its interest in the Purchased Receivables, Related Security and Collections shall be treated as a secured loan by the Lender to the Borrower, and each party hereto agrees to characterize all Loans hereunder as secured loans on all tax returns filed by such party.
(b) In addition to any security interest or other interest which the Agent or the Lender may from time to time acquire pursuant hereto, the Borrower hereby grants to the Agent for the benefit of the Lender a valid security interest in all of the Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all Purchased Receivables now existing or hereafter arising, (ii) the Collections as and when received, (iii) each Lock-Box and each Segregated Account, (iv) each Collection Account, (v) all Related Security, (vi) all other rights of the Borrower and payments relating to such Purchased Receivables, (vii) all proceeds of the foregoing, (viii) the Borrower’s right, title and interest in, to and under the Receivables Sale Agreement and (ix) all other assets of the Borrower (collectively, the “Collateral”) prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent, on behalf of the Lender, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the applicable UCC and other applicable law, which rights and remedies shall be cumulative.
Section 13.13. Increase in Commitment. Increase in Commitment At any time the Borrower may request (in consultation with the Agent), an increase of the aggregate amount of the Commitment by delivering a written request therefor in a form acceptable to the Agent at least 30 Days prior to the desired effective date of such increase (the “Increase”), identifying an additional Lender(s), which additional Lenders shall be reasonably acceptable to the Agent and the amount of such additional Lender’s Commitment; provided, however, that (i) the aggregate amount of all such Increases shall not exceed $50,000,000 without the written consent of the existing Lender, (ii) any such Increase shall be in an amount not less than $5,000,000, (iii) no Amortization Event or Unmatured Amortization Event shall exist at the time of such request or on the effective date of the Increase after giving effect to the additional Loans made pursuant to such Increase, (iv) the Borrower may exercise an Increase under this Section 13.13 only once during the term of this Agreement. The effective date (the “Increase Date”) of the Increase shall be agreed upon by the Borrower and the Agent (such agreement not to be unreasonably withheld or delayed). The Borrower agrees to pay any reasonable expenses of the Agent relating to any Increase. The parties hereto shall effect such amendments to this Agreement and the other Transaction Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 13.13.
[Signature pages follow]

In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

ABF Freight Funding LLC
By:	ABF Freight System, Inc., its sole member

By:	/s/ Judy R. McReynolds
	Name:	Judy R. McReynolds
	Title:	Assistant Treasurer

Address: 3801 Old Greenwood Road Fort Smith, Arkansas 72903 Attention: Don Pearson Phone: 479-785-6136 Fax: 479-785-8650 ABF Freight System, Inc.
By:	/s/ Judy R. McReynolds
	Name:	Judy R. McReynolds
	Title:	Assistant Treasurer

Address: 3801 Old Greenwood Road Fort Smith, Arkansas 72903 Attention: Don Pearson Phone:479-785-6136 Fax: 479-785-8650

S-1

SunTrust Bank
By:	/s/ David Fourniter
	Name:	David Fourniter
	Title:	Vice President

Address:
SunTrust Bank
Mail Code GA-Atlanta-1921
303 Peachtree Street, 3rd Floor
Atlanta, Georgia 30308
Attention: Robert Anderson
Phone: (404) 588-7762
Fax: (404) 588-8833

SunTrust Robinson Humphrey, Inc., as Agent

By:	/s/ Kecia P. Howson
	Name:	Kecia P. Howson
	Title:	Director
Address:
SunTrust Robinson Humphrey, Inc.
Mailcode GA-3950
303 Peachtree Street NE, 24th Floor
Atlanta, Georgia 30308
Attention: Kecia Howson
Phone: 404-813-5207
Fax: 404-813-5000

S-2

Exhibit I
Definitions
As used in the Agreement and the Exhibits and Schedules thereto, the following terms shall have the meanings set forth in this Exhibit I (such meanings to be equally applicable to both the singular and plural forms of the terms defined). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Receivables Sale Agreement (hereinafter defined):
“ABF” as defined in the preamble to this Agreement.
“Accounts Receivable Turnover Ratio” As of any Cut-Off Date, the ratio computed by dividing (a) the aggregate amount of Credit Sales during the 12 Calculation Periods ending on such Cut-Off Date by (b) the average of the aggregate Outstanding Balance of all Receivables as of the last 12 Cut-Off Dates.
“Adverse Claim” A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person, provided, however, that the following shall not constitute “Adverse Claims” (a) liens imposed by law for taxes that are not yet due or are being contested in good faith in appropriate proceedings, or (b) judgment liens and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith in appropriate proceedings.
“Affiliate” With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agent” As defined in the preamble to this Agreement.
“Agent’s Account” Agent’s Account # [***], ABA No. [***], at SunTrust Bank’s office at 25 Park Place, in Atlanta, Georgia, Attn: [***].
“Aggregate Loan Amount” On any date of determination, the aggregate principal amount of all Loans from time to time outstanding hereunder.
“Aggregate Prepayment” As defined in Section 1.3(a).
“Aggregate Unpaids” At any time, an amount equal to the sum of (i) the Aggregate Loan Amount, plus (ii) all Recourse Obligations (whether due or accrued) at such time.
“Agreement” This Receivables Loan Agreement, as it may be amended or modified and in effect from time to time.
“Alternate Base Rate” For any day, the rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate, plus (b) the Applicable Margin. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.
“Amortization Date” The earliest to occur of (i)  the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to a Borrower Party, (ii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iii) the date which is ten (10) Business Days after the Agent’s receipt of written notice from the Borrower that it wishes to terminate the facility evidenced by this Agreement.
“Amortization Event” As defined in Article IX.
“Applicable Margin” As defined in the Fee Letter.
“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.3 hereof), and accepted by the Agent, in substantially the form of Exhibit X or any other form approved by the Agent.
“Authorized Officer” With respect to any Person, its president, chief executive officer, general counsel, corporate controller, treasurer or chief financial officer; provided, however, in the case of Borrower, the Authorized Officers shall be the president, chief executive, general counsel, corporate controller, treasurer or chief financial officer of the Originator.

“Borrower” As defined in the preamble to this Agreement.
“Borrower Parties” As defined in the preamble to this Agreement.
“Borrowing Base Deficiency” As defined in Section 1.3(b).
“Borrowing Date” Each Business Day on which a Loan is made hereunder.
“Borrowing Request” As defined in Section 1.2.
“Broken Funding Costs” For any LIBO Loan that: (i) does not become subject to an Aggregate Prepayment following the delivery of any Prepayment Notice with respect to such LIBO Loan or (ii) is terminated prior to the date on which the Interest Period ends; an amount equal to the excess, if any, of (A) the Interest that would have accrued during the remainder of the Interest Period determined by the Agent to relate to such Loan subsequent to the date of such reduction or termination (or in respect of clause (i) above, the date such Aggregate Prepayment was designated to occur pursuant to the Prepayment Notice) of the Loan if such reduction or termination had not occurred or such Prepayment Notice had not been delivered, over (B) the Interest actually accrued during the remainder of such Interest Period on such Loan.
“Business Day” Any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.
“Calculation Period” A calendar month.
“Canadian Obligors” means an Obligor who has agreed to pay for a Receivable at a location in Canada.
“Change of Control” (i) (a)  a change in control is reported by the Parent in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator or any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting capital stock of the Parent (or securities convertible into or exchangeable for such capital stock) representing the Control Percentage or more of the combined voting power of the Parent’s then outstanding capital stock, (ii) the Parent ceases to own 100% of the outstanding shares of voting stock of the Originator, or (iii) the Originator ceases to own 100% of the outstanding shares of voting stock of the Borrower.
“Charge-Offs” All Receivables that are written off by the Servicer or should, in accordance with the Credit and Collection Policy, be written off as uncollectible.
“Closing Date” December 30, 2009.
“Collateral” As defined in Section 13.12(b).
“Collection Account” Each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof) and which is in the name of the Borrower and subject to a Collection Account Agreement at all times on and after the dated specified in Section 7.3 hereof, including the Master Collection Agreement; provided, however, that prior to the date specified in Section 7.3, the Collection Account may be in the name of the Servicer.
“Collection Account Agreement” An agreement in form reasonably acceptable to the Agent among the Originator, the Servicer and/or the Borrower, the Agent and a Collection Bank establishing control over a Collection Account.
“Collection Bank” At any time, any of the banks holding one or more Collection Accounts.
“Collection Notice” A notice, in substantially the form attached to a Collection Account Agreement from the Agent to a Collection Bank.
“Collections” With respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
“Commitment” As defined in Section 1.1.

“Concentration Limit”
(a) For any Special Obligor, 6.0% of the aggregate Outstanding Balance of all Eligible Receivables.
(b) For any Obligor who is not a Special Obligor but is a Rated Obligor, 2.5% of the aggregate Outstanding Balance of all Eligible Receivables.
(c) For any Obligor who is not a Special Obligor or a Rated Obligor, 2.0% of the aggregate Outstanding Balance of all Eligible Receivables.
(d) For all Canadian Obligors in the aggregate, 5.0% of the aggregate Outstanding Balance of all Eligible Receivables.
“Consolidated Net Worth” means at any date of determination, with respect to any Person, the consolidated stockholders’ equity of such Person and its consolidated Subsidiaries, plus the principal amount of subordinated debt of such Person, minus (to the extent reflected in determining such consolidated stockholders’ equity) all intangible assets other than, with respect to the Parent and its consolidated Subsidiaries, the computer software and all rights and interests therein and licenses therefor that have been capitalized by one or more of the Parent and its consolidated Subsidiaries and which are reflected in the determination of the consolidated shareholders’ equity of the Parent and its consolidated Subsidiaries, all as determined in accordance with GAAP and as reported in the audited consolidated financial statements of such Person for such Person’s most recently ended fiscal year.
“Contingent Obligation” Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, other than a Pension Plan Obligation, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
“Contract” With respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
“Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the board of directors (or individuals or body or group of individuals performing the same or substantially similar functions as the board of directors of a corporation) of such Person.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
“Credit and Collection Policy” Each Borrower Party’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof, as modified from time to time in accordance with this Agreement.
“Credit Sales” For any Calculation Period, the aggregate amount of all Receivables with credit terms of any kind originated or purchased by the Originator during such Calculation Period.
“Cut-Off Date” The last day of a Calculation Period.
“Days Sales Outstanding Ratio” On any date of determination, the ratio computed as of the most recent Cut-Off Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the Calculation Period ending on such Cut-Off Date.
“Deemed Collections” Collections deemed received by the Borrower under Section 1.4.
“Default Rate” For any day, the rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate, plus (b) 3.0%. For purposes of determining the Default Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.
“Default Ratio” As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate amount (without double-counting) of Receivables which became Defaulted Receivables or Charge-Offs during the Calculation Period that includes such Cut-Off Date, by (b) Credit Sales for the Calculation Period occurring four (4) months prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable” A Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which is a Charge-Off; or (iii) as to which any payment, or part thereof, remains unpaid for 120 days or more from the date of billing applicable to such payment.
“Delinquency Ratio” As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate Outstanding Balance of Receivables that were Delinquent Receivables as of such Cut-Off Date, by (ii) the Outstanding Balance of all Receivables as of such Cut-Off Date.
“Delinquent Receivable” A Receivable (i) as to which any payment, or part thereof, remains unpaid for 90 days or more from the date of billing applicable to such payment and (ii) which does not constitute a Defaulted Receivable.
“Dilution” The amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4, provided, that Dilution shall not include the amount of any write-down, reserve or other reduction due to a Receivable subsequently becoming a Defaulted Receivable on account of the insolvency, bankruptcy, lack of credit worthiness or financial inability to pay off such Defaulted Receivable of the applicable Obligor.
“Dilution Horizon Ratio” As of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate Credit Sales for the Calculation Period ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date.
“Dilution Ratio” As of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balance of Receivables due to Dilution during the Calculation Period ending on such Cut-Off Date, by (ii) the Credit Sales for the Calculation Period ending on the previous Cut-Off Date.
“Dilution Reserve” On any date of determination, computed as of the most recent Cut-Off Date, the product (expressed as a percentage) of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio, plus (ii) the Dilution Volatility Component, times (b) the Dilution Horizon Ratio.
“Dilution Spike Rate” means the highest Dilution Ratio over the past 12 Calculation Periods.
“Dilution Volatility Component” The product (expressed as a percentage) of (i) the positive difference (if any) between (A) the Dilution Spike Rate and (B) the Expected Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the Dilution Spike Rate and the denominator of which is the Expected Dilution Ratio.
“Eligible Assignee” A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.
“Eligible Receivable” At any time, a Receivable:
(i) the Obligor of which (A) if a natural person, is a resident of the United States or Canada, or, if a corporation or other business organization, is organized under the laws of the United States or Canada or any political subdivision thereof, or is any other business organization that has a significant presence in the United States or Canada, and has agreed pay for such Receivable at a location in the United States or Canada, and (B) is not an Affiliate of any of the parties hereto;
(ii) that arises under a Contract;
(iii) which is not a Defaulted Receivable and is not a Delinquent Receivable;
(iv) which is not a Government Receivable;
(v) which by its terms is due and payable within 30 days of the date of billing therefore, provided, however, any Receivable which by its terms is due and payable within 31-60 days of the date of billing therefore may be considered an “Eligible Receivable” so long as such Receivables satisfies all of the other criteria set forth in this definition of “Eligible Receivable” and the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables which are due and payable within 31-60 days of the date of billing therefore, would not cause the Outstanding Balance of Receivables which are due and payable within 31-60 days of the date of billing therefore to exceed 40% of the aggregate Outstanding Balance of all Eligible Receivables;
(vi) which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vii) which is denominated and payable only in United States dollars in the United States;
(viii) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms;
(ix) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the provision of services or the use of equipment by the Originator or FreightValue;
(x) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation except any such contravention or violation which does not have an adverse effect on the Receivables;
(xi) which satisfies all applicable requirements of the Credit and Collection Policy;
(xii) which was generated in the ordinary course of the Originator’s or FreightValue’s business and is documented consistent with the Originator’s or FreightValue’s standard administration and documentation policies and procedures;
(xiii) which arises from the provision of services or the use of equipment, to the related Obligor by the Originator or FreightValue, and except for incidental amounts, not from the provision of services by any other Person (in whole or in part);
(xiv) which is not subject to any current dispute, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the Originator or FreightValue or any other Adverse Claim;
(xv) as to which the Originator or FreightValue has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (excluding warranty obligations for which no claim exists);
(xvi) as to which each of the representations and warranties contained in Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(r), Section 5.1(s), and Section 5.1(t) is true and correct;
(xvii) all right, title and interest to and in which has been validly transferred by the Originator directly to the Borrower under and in accordance with the Receivables Sale Agreement, and the Borrower has good and marketable title thereto free and clear of any Adverse Claim (other than as created by the Transaction Documents);
(xviii) which is not owing from an Obligor as to which more than 25% of the balance of all Receivables for which such Obligor is obligated remain unpaid for 90 or more days past the date of billing;
(xix) the Obligor of which at the time the Receivable was initially pledged to the Agent (on behalf of the Secured Parties) has not, as a result of a deterioration of such Obligor’s financial condition or creditworthiness, been required by the Originator or FreightValue at any time during the immediately preceding 12 months for a period of more than 30 days to pay for services rendered on a cash basis;
(xx) the Obligor of which is not the Obligor on any Receivables which have been sold or pledged to any person other than the Borrower or, in the case of Receivables acquired by the Originator from FreightValue, the Originator;
(xxi) with respect to which the Servicer is in possession of the related Contract file, or in the case of electronic purchases, the applicable computer data files, with respect to such Receivable; and
(xxii) if such Receivable was sold or otherwise transferred to the Originator by FreightValue, the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables which were sold or otherwise transferred to the Originator by FreightValue, would not cause the Outstanding Balance of Receivables which were sold or otherwise transferred to the Originator by FreightValue to exceed 2% of the aggregate Outstanding Balance of all Eligible Receivables.

“ERISA” The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” Any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).
“Event of Bankruptcy” Shall be deemed to have occurred with respect to a Person if either:
(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
(ii) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.
“Event of Default” Any Amortization Event described in Sections 9.1(a)-(g), Section 9.1(j) (only if such Amortization Event arises due to an event of the type described in clause (ii) or (iii) of the definition of “Change of Control”), Section 9.1(k), Sections 9.1(m)-(q), or Section 9.1(s).
“Excess Concentration Amount” At any time with respect to any Obligor or group of Obligors described in the definition of “Concentration Limit”, the amount, if any, by which the aggregate Outstanding Balance of all Eligible Receivables of such Obligor or group of Obligors exceeds the Concentration Limit applicable to such Obligor or group of Obligors at such time.
“Expected Dilution Ratio” At any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.
“Facility Account” The Borrower’s account no. [***] at [***].
“Facility Limit” $75,000,000.
“Facility Termination Date” The earliest to occur of (i) the Amortization Date, and (ii) December 30, 2011.
“Federal Bankruptcy Code” Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
“Federal Funds Effective Rate” Means, for any day the greater of (i) the average rate per annum as determined by SunTrust Bank at which overnight Federal funds are offered to SunTrust Bank for such day by major banks in the interbank market, and (ii) if SunTrust Bank is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Effective Rate by SunTrust Bank shall be conclusive and binding on the Borrower except in the case of manifest error.
“Fee Letter” That certain letter agreement dated as of the date hereof among the Borrower, ABF, the Lender and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.
“Final Payout Date” The date on which all Aggregate Unpaids have been paid in full and the Facility Limit has been reduced to zero.
“Finance Charges” With respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“FreightValue” Freight Value, Inc., a subsidiary of the Parent.
“GAAP” Generally accepted accounting principles in effect in the United States of America as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either any Borrower Party, Agent or the Lender shall so request, the Agent, the Lender and each Borrower Party affected shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) each Borrower Party shall provide to the Agent and the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
“Government Receivable” A Receivable as to which the Obligor is any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government including any authority or other quasi-governmental entity established to perform any of such functions.
“Indebtedness” Of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade, which shall include, but not be limited to all Pension Plan Obligations), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, and (vii) Contingent Obligations.
“Indemnified Amounts” As defined in Section 10.1.
“Indemnified Party” As defined in Section 10.1.
“Independent Manager” shall mean a manager of the Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Borrower, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, Originator, or any of their respective Subsidiaries or Affiliates (other than Borrower), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Interest” For each Interest Period relating to a Loan, an amount equal to the product of the applicable Interest Rate for such Loan multiplied by the principal amount of such Loan for each day elapsed during such Interest Period, annualized on (i) a 360 basis for Interest accruing at the LIBO Rate, or (ii) a 365 or 366 day basis, as applicable, for Interest accruing at the Alternate Base Rate.
“Interest Period” means with respect to any Loan:
(a) for any Loan accruing Interest at the Alternate Base Rate, (i) the period commencing on the date of the initial funding of such Loan and ending on, but excluding, the next following Settlement Date; and thereafter, (ii) each period commencing on, and including, a Settlement Date and ending on, but excluding, the next following Settlement Date;
(b) for any LIBO Loan, the period commencing on the date on which such LIBO Loan is funded under the Agreement or the date on which any Loan bearing interest at the Alternate Base Rate commences bearing interest at the LIBO Rate and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 1.2 or 4.3 of the Agreement and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below and Section 1.2 or 4.3 of the Agreement. The duration of each such Interest Period shall be 28 days, one month, or such other period which does not exceed 35 days as may be mutually agreeable to the Agent and the Borrower, in each case as the Borrower may, upon notice received by the Agent not later than 12:00 noon (Atlanta, Georgia time) on the third Business Day prior to the first day of such Interest Period (except as otherwise provided in Section 1.2 and 4.3 of the Agreement (as applicable), select; provided, however, that:

(i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
(iii) no Interest Period with respect to any LIBO Loan shall extend beyond the scheduled Facility Termination Date.
“Interest Rate” With respect to each Loan, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.
“Interest Reserve” For any Calculation Period, the product (expressed as a percentage) of (i) the Stress Factor, (ii) the Prime Rate as of the immediately preceding Cut-Off Date, (iii) the highest Days Sales Outstanding Ratio for the most recent 12 Calculation Periods, and (iv) 1/360.
“Lender” As defined in the preamble to this Agreement.
“LIBO Loan” Any Loan bearing interest at a LIBO Rate.
“LIBO Rate” For any Interest Period with respect to a LIBO Loan, the rate per annum determined on the basis of (i) the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of such Loan offered for a term comparable to such Interest Period, which rates appear on Telerate page 3750 (or any successor page) effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period (the “Rate Setting Day”) or if such rate is unavailable, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which deposits in U.S. dollars for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates), provided that if no such offered rates appear on such pages, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m.(Atlanta time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of the Loan, divided by (ii) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus (iii) the Applicable Margin.
“Loan” means any amount disbursed as principal by Lender to Borrower under this Agreement.
“Lock-Box” Each locked postal box with respect to which a Collection Bank or a Segregated Account Bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).
“Loss Horizon Ratio” As of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the aggregate Credit Sales for the four (4) most recent Calculation Periods (including the Calculation Period ending on such Cut-Off Date), by (b) the Net Pool Balance as of such Cut-Off Date.
“Loss Reserve” For any Calculation Period, the product (expressed as a percentage) of (i) the Stress Factor, times (ii) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (iii) the Loss Horizon Ratio as of the immediately preceding Cut-Off Date.
“Master Collection Account” means the Collection Account designated as such on Exhibit IV hereto.

“Master Contract” A Contract between an Obligor and the Originator or FreightValue that contains the terms upon which the carriage of freight performed by the Originator for such Obligor or each instance of provision of equipment provided by FreightValue to an Obligor over the term of the Master Contract will be governed.
“Material Adverse Effect” A material adverse effect on (i) the financial condition or operations of the Parent or ABF and its Subsidiaries taken as a whole, (ii) the ability of any Borrower Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent’s security interest, for the benefit of the Secured Parties, in the Purchased Receivables generally or in any significant portion of the Purchased Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Purchased Receivables generally or of any material portion of the Purchased Receivables.
“Material Indebtedness” As defined in Section 9.1(f).
“Monthly Report” A report, in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.
“Monthly Reporting Date” With respect to any calendar month, the second Business Day occurring before the Settlement Date for such calendar month, or such other days of any month as Agent may request in connection with Section 8.5 hereof.
“Moody’s” Moody’s Investors Service, Inc.
“Net Pool Balance” At any time, the aggregate Outstanding Balance of all Eligible Receivables and all amounts on deposit in the Collection Accounts and the Agent’s Account at such time reduced by the Excess Concentration Amount.
“Obligor” A Person obligated to make payments pursuant to a Contract.
“Originator” ABF Freight System, Inc., a Delaware corporation.
“Other Costs” As defined in Section 10.3.
“Other Customers” As defined in Section 10.4.
“Outstanding Balance” Of any Receivable at any time means the then outstanding principal balance thereof.
“Parent” means Arkansas Best Corporation, a Delaware corporation.
“PBGC” The Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” A pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Originator sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Pension Plan Obligation” An obligation to contribute to a Pension Plan, as required by a collective bargaining agreement.
“Person” An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” An employee benefit plan (as defined in Section 3(3) of ERISA) which the Originator or any of its ERISA Affiliates sponsors or maintains or to which the Originator or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.
“Pledged Assets” All of the Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Purchased Receivables, the Related Security, the Collections and all proceeds of the foregoing.
“Prepayment Notice” As defined in Section 1.3.
“Prime Rate” A rate per annum equal to the prime rate of interest announced from time to time by SunTrust Bank (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Proposed Prepayment Date” As defined in Section 1.3(a).
“Purchased Receivable” All Receivables purchased by the Borrower from the Originator pursuant to the Receivables Sale Agreement and not otherwise repurchased by the Originator in accordance with the terms thereof.
“Rated Obligor” An Obligor who has a senior unsecured long-term debt rating by either of S&P or Moody’s.
“Receivable” All indebtedness and other obligations owed to the Borrower or the Originator or FreightValue (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement or, in the case of FreightValue, any transfer or conveyance to the Originator) or in which the Borrower or the Originator or FreightValue has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with any carriage of freight or other services in relation to such carriage of freight (including, without limitation, refrigeration, loading, unloading, diversion, switching and weighting charges, demurrage, and detention) by the Originator or the rental or other provision of the use of trucks, tractors and trailers or other transportation equipment to third parties on a contract basis by FreightValue (including, without limitation, any rents, fees, commissions, and refrigeration, loading, unloading, diversion, switching and weighting charges, demurrage, and detention) and further includes, without limitation and in either case, the obligation to pay any Finance Charges with respect thereto.
“Receivables Sale Agreement” That certain Receivables Sale Agreement, dated as of December 30, 2009, among the Originator and the Borrower, as the same may be amended, restated or otherwise modified from time to time.
“Records” With respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, tapes, disks, punch cards, and related property and rights (but not any right, title or interest to any information on any such tapes, disks, or punch cards not relating to a Receivable or any related property or rights thereto and not any right, title or interest in any computer program or data processing software or any license for the use thereof) relating to such Receivable, any Related Security therefor and the related Obligor
“Recourse Obligations” As defined in Section 2.1.
“Regulatory Change” As defined in Section 10.2.
“Related Security” All of the Borrower’s right, title and interest in, to and under and with respect to any Receivable:
(i) all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(ii) all guaranties, letters of credit (to the extent they may be pledged), insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iii) all service contracts and other contracts and agreements associated with such Receivable other than Master Contracts,
(iv) all Records other than Master Contracts related to such Receivable,
(v) all of the Borrower’s right, title and interest in, to and under the Receivables Sale Agreement,
(vi) any other items constituting Supporting Obligations (as defined in Article 9 of the UCC in effect in each relevant jurisdiction) to the extent not included in clauses (i)-(v) above,
(vii) all proceeds of any of the foregoing.
“Reporting Frequency Modifier” At any time, if the Servicer has not provided a Weekly Report for the previous calendar week within the time frame required by Section 8.5 hereof, 5%.

“Required Notice Period” The number of days required notice set forth below applicable to the Aggregate Prepayment indicated below:

Aggregate Prepayment	Required Notice Period

Loans accruing Interest at the LIBO Rate	3 Business Days

Loans accruing Interest at the Alternate Base Rate	1 Business Day
“Required Reserve” On any day during a Calculation Period, the product of (A) (i) the greater of (a) the Required Reserve Factor Floor and (b) the sum of the Loss Reserve, the Interest Reserve, the Dilution Reserve and the Servicing Reserve, plus (ii) the Reporting Frequency Modifier (if any), and (B) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.
“Required Reserve Factor Floor” For any Calculation Period, the sum (expressed as a percentage) of (i) 15% plus (ii) the product of the Expected Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.
“Restricted Junior Payment” (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower now or hereafter outstanding, and (v) any payment of management fees by the Borrower (except for the Servicing Fee and reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).
“Review” As defined in Section 7.1(d)(ii).
“S&P” Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“SEC” means the Securities and Exchange Commission of the United States of America and any successor commission or agency thereof.
“Secured Parties” The Indemnified Parties.
“Segregated Account” means an account in the name of the Originator, Freight Value, the Borrower or the Servicer in which no monies other than amounts constituting Collections are deposited at any time and which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).
“Segregated Account Bank” means at any time, any of the banks holding one or more Segregated Accounts.
“Servicer” At any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Purchased Receivables.
“Servicer Termination Event” As defined in Section 9.2.
“Servicing Fee” For each day in a Calculation Period:
(i) an amount equal to (A) the Servicing Fee Rate (or, at any time while ABF or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Borrower and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (B) the aggregate Outstanding Balance of all Purchased Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (C) 1/360; or
(ii) on and after the Servicer’s reasonable request made at any time when ABF or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (A) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (B) the number of days in the current Calculation Period.
“Servicing Fee Rate” 2.40% per annum.

“Servicing Reserve” For any Calculation Period, the product (expressed as a percentage) of (a) the highest Days Sales Outstanding Ratio during the most recent 12 Calculation Periods, (b) the Stress Factor, (c) the Servicing Fee Rate, and (d) 1/360.
“Settlement Date” The 12th day of each month or, if such day is not a Business Day, the Business Day immediately thereafter.
“Special Calculation Period” means any Calculation Period that commences 60-180 days after the occurrence of a Yellow Roadway Event.
“Special Obligor” As identified in the Fee Letter.
“Stress Factor” 2.50.
“Subordinated Note” As defined in the Receivables Sale Agreement.
“Subsidiary” Of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Tax Code” The Internal Revenue Code of 1986, as the same may be amended from time to time.
“Transaction Documents” Collectively, this Agreement, each Borrowing Request, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letter, the Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith.
“UCC” The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA
“Unmatured Amortization Event” An event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.
“Unmatured Servicer Termination Event” An event which, with the passage of time or the giving of notice, or both, would constitute a Servicer Termination Event.
“Voluntary Termination” The occurrence of an Amortization Event resulting from the occurrence of the “Termination Date” pursuant to subclause (iv) of the definition of “Termination Date” in the Receivables Sale Agreement.
“Weekly Report” A certificate, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5(b).
“Weekly Reporting Date” The second Business Day of each calendar week.
“Yellow Roadway Event” The occurrence of an Event of Bankruptcy with respect to YRC Worldwide Inc. or any of its Subsidiaries within one year of the date of this Agreement.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless otherwise specified, all terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II
Form of Borrowing Request
ABF Freight Funding LLC
Borrowing Request
dated ______________, 20__
for Loan on ________________, 20__
SunTrust Robinson Humphrey, Inc., as Agent
Mailcode GA-3950
303 Peachtree Street NE, 24th Floor
Atlanta, Georgia 30308
Attention: Kecia Howson,
Fax No. (404) 813-5000
Ladies and Gentlemen:
Reference is made to the Receivables Loan Agreement dated as of December 30, 2009 (as amended, supplemented or otherwise modified from time to time, the “Receivables Loan Agreement”) among ABF Freight Funding LLC (the “Borrower”), ABF Freight System, Inc., as initial Servicer, SunTrust Bank (the “Lender”), and SunTrust Robinson Humphrey, Inc., as Agent. Capitalized terms defined in the Receivables Loan Agreement are used herein with the same meanings.
1. The Borrower hereby certifies, represents and warrants to the Agent and the Lender that on and as of the Borrowing Date (as hereinafter defined):
(a) all applicable conditions precedent set forth in Article VI of the Receivables Loan Agreement have been satisfied;
(b) each of its representations and warranties contained in Section 5.1 of the Receivables Loan Agreement will be true and correct, in all material respects, as if made on and as of the Borrowing Date;
(c) no event has occurred and is continuing, or would result from the requested Loan, that constitutes an Amortization Event, Servicer Termination Event, Unmatured Servicer Termination Event or Unmatured Amortization Event; and
(d) the Facility Termination Date has not occurred.
2. The Borrower hereby requests that the Lender make a Loan on  _____, 20_____ (the “Borrowing Date”) as follows:
(a) Amount of Loan: $_____
(b) The Borrower requests that the Loan (which will initially accrue Interest at the LIBO Rate) begin to accrued Interest at the  _____ Rate on  _____).
(c) If the Loan is a LIBO Loan, the Interest Period shall be (check period elected):
 _____  28 days
 _____  one month
 _____  [_____] days (not to exceed 35 days)
3. Please disburse the proceeds of the Loan as follows:
[Apply $_____  to payment of Aggregate Unpaids due on the Borrowing Date]. [Wire transfer $_____  to account no.  _____  at  _____  Bank, in [city, state], ABA No.  _____, Reference:  _____].
In Witness Whereof, the Borrower has caused this Borrowing Request to be executed and delivered as of this  _____ day of  _____,  _____.

ABF Freight Funding LLC, as Borrower

By: ABF Freight System, Inc., its sole member

By:
Name:
Title:

Exhibit III
Jurisdiction of Organization of the Borrower Parties;
Places of Business of The Borrower Parties; Locations of Records;
Federal Employer Identification Number(s)
ABF Freight System, Inc.
Jurisdiction of Organization: Delaware
Principal places of business:
3801 Old Greenwood Road Fort Smith,
Arkansas 72903
Location(s) of Records:
3801 Old Greenwood Road Fort
Smith, Arkansas 72903
Federal employer identification number: 71-0249444
Legal, Trade & Assumed Names: ABF Freight System, Inc.
ABF Freight Funding LLC
Jurisdiction of Organization:      Delaware
Organization Number (if any): 4764479
Principal Place(s) of Business:     Ft. Smith, Arkansas
Location(s) of Records:     3801 Old Greenwood Road Fort Smith, Arkansas 72903
Federal Employer Identification Number: 27-1518269
Legal, Trade and Assumed Names: ABF Freight Funding LLC

Exhibit IV
Names of Collection Banks and Segregated Account Banks; Lock-Boxes, Segregated Accounts and
Collection Accounts

Master Collection Account
[***]
Account Number: [***]

Collection Accounts [***]
Account Number:	[***]

[***]
Account Number:	[***]

[***]
Account Number:	[***]
Segregated Accounts
[To Be Attached]

Exhibit V
Form of Compliance Certificate
To: SunTrust Robinson Humphrey, Inc., as Agent
This Compliance Certificate is furnished pursuant to Section 7.1(a)(iii) of that certain Receivables Loan Agreement dated as of December 30, 2009 among ABF Freight Funding LLC (the “Borrower”), ABF Freight System, Inc. (the “Servicer”), SunTrust Bank and SunTrust Robinson Humphrey, Inc., as Agent (the “Agreement”).
The undersigned hereby certifies that:
1. I am the duly elected  _____  of Arkansas Best Corporation.
2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
3. I have calculated the Consolidated Net Worth (as such term is defined under the Agreement) of the Parent and the Borrower as further set forth on Schedule I hereto.
4. The examinations described in paragraphs 2 and 3 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event, Servicer Termination Event, Unmatured Servicer Termination Event or Unmatured Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].
[5. Described below are the exceptions, if any, to paragraph 4 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:  _____]
The foregoing certifications, and the financial statements delivered with this Certificate in support hereof, are made and delivered as of  _____, 20_____.

By:
Name:
Title:

Schedule I to Compliance Certificate
Calculations of Consolidated Net Worth
[Attach Calculations of Consolidated Net Worth]

Exhibit VI
[Reserved]

Exhibit VII
Form of Monthly Report

__________________ 2010

MONTHLY REPORT

Seller:	ABF Freight Funding LLC	Purchaser:	SunTrust Bank
Sevicer:	ABF Freight System, Inc.	Administrator:	SunTrust Robinson Humphrey, Inc.
Pursuant to Section 8.5 (a) of the Receivables Purchase Agreement, dated as of December 28, 2009, as amended from time to time, among: ABF Freight Systems, Inc., ABF Freight Fudning, LLC, SunTrust Bank, and SunTrust Robinson Humphrey, Inc., the Servicer is required to prepare certain information each Calculation Period regarding the Receivables. The undersigned, a duly authorized representative of the Servicer, does hereby certify that the information provided is true and as of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all of its obligations under the Receivables Loan Agreement.
ACCOUNTS RECEIVABLE ACTIVITY

(in $)
Beginning Outstanding Balance of all Receivables:
+ Net Credit Sales:
- Collections:
- Dilution:
- Write-offs:
- Recon Items:
+ Manual Adjustments:
Ending Outstanding Balance of all Receivables:
Active Accounts:
ACCOUNTS RECEIVABLE AGING

Total
		(in $)	(% of Total)
1-30 days past billing
31-60 days past billing
61-90 days past billing
91-120 days past billing
121-150 days past billing
151-180 days past billing
181+ days past billing
Total
Diff:
EXCESS CONCENTRATIONS

Rating	Limit
Rated	2.5%
Non Rated	2.0%

			Concentration Limit			Excess
Special Obligor	Rating	Rating	%	Dollar	Balance	Concentration
[***]			6.0%

Top Obligors

Other Obligor concentrations
Canadian Obligors			5.0%
Gvt. Receivables			2.0%
Pmt Terms 31-60 days			40.0%
				Total Excess Concentrations

ABF Freight System, Inc.

Name:	____________________
Title:	____________________
Date:	____________________
RESERVE CALCULATION

Default Ratio
LTM Max. 3-Mo. Avg. Default Ratio
Loss Horizon Ratio
Loss Reserve

Dilution Ratio
LTM Avg. Dilution Ratio
LTM Max. 3-Mo. Avg. Dilution Ratio
Dilution Horizon Ratio
Dilution Reserve

Days Sales Outstanding Ratio
LTM Max Days Sales Outstanding Ratio
Prime Rate
Backup Servicing Rate
Yield Reserve
Servicing Reserve
Dynamic Calculation
Reserve Floor	15.00%
Reporting Frequency Modifier
Reserve Percentage
Required Reserve (RR)
NET POOL BALANCE

(in $)
Outstanding Receivables Balance
– Receivables >90 days past billing
– Bankrupt < 90 days past billing
– Unpermitted Foreign (Mexican)
– Disputes
– Unapplied Cash
– Unearned A/R
– Contra A/R
– Terms >60 days
– Other Ineligibles
Eligible Receivables
– Excess Obligor Concentrations
– Excess Canadian Concentrations
– Excess Government Concentrations
– Excess Payment Term Concentrations
Net Pool Balance (NPB)
INVESTED AMOUNT INFORMATION

(in $)
Aggregate Loan Amount (ALA) as of: ____________________
Facility Limit:	75,000,000
Borrowing Base:
Addtl Amt Avail. / (Required Paydown) as of: ____________________
Borrowing Base in Compliance as of: ____________________

Increases after ____________________
(Paydowns) after ____________________
Requested Increases on ____________________
ALA following Increase / Paydown as of: ____________________
Addtl Amt Avail. / (Required Paydown) as of: ____________________
Borrowing Base in Compliance as of: ____________________
AMORTIZATION EVENTS

	Actual	In Compliance
NPB - (ALA + RR) < 0
3M Avg. Default Rate > 1.00%
3M Avg. Delinquency Rate > 2.00%
3M Avg. Dilution Rate > 4.5%
Account Receivable Turnover < 10.0:1
Consolidated Tangible Net Worth Covenent

Exhibit VIII
Form of Weekly Report

______2010

WEEKLY REPORT

Seller:	ABF Freight Funding LLC	Purchaser:	SunTrust Bank
Sevicer:	ABF Freight System, Inc.	Administrator:	SunTrust Robinson Humphrey, Inc.
Pursuant to Section 8.5 (b) of the Receivables Purchase Agreement, dated as of December 28, 2009, as amended from time to time, among: ABF Freight Systems, Inc., ABF Freight Fudning, LLC, SunTrust Bank, and SunTrust Robinson Humphrey, Inc., the Servicer is required to prepare certain information each Calculation Period regarding the Receivables. The undersigned, a duly authorized representative of the Servicer, does hereby certify that the information provided is true and as of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all of its obligations under the Receivables Loan Agreement.
ACCOUNTS RECEIVABLE AGING

Total
		(in $)	(% of Total)
1-30 days past billing
31-60 days past billing
61-90 days past billing
91-120 days past billing
121-150 days past billing
151-180 days past billing
181+ days past billing
Total
Diff:
EXCESS CONCENTRATIONS

Rating	Limit
Rated	2.5%
Non Rated	2.0%

			Concentration Limit			Excess
Special Obligor	Rating	Rating	%	Dollar	Balance	Concentration
[***]			6.0%

Top Obligors

Other Obligor concentrations
Canadian Obligors			5.0%
Gvt. Receivables			2.0%
Pmt Terms 31-60 days			40.0%
				Total Excess Concentrations

ABF Freight System, Inc.

Name:	_______
Title:	_______
Date:	_______
RESERVE CALCULATION

Dynamic Calculation
Reserve Floor	15.00%
Reporting Frequency Modifier
Reserve Percentage
Required Reserve (RR)
NET POOL BALANCE

(in $)
Outstanding Receivables Balance
– Receivables >90 days past billing
– Other Ineligible Receivables (prior month end)
Eligible Receivables
– Excess Obligor Concentrations
– Excess Canadian Concentrations (prior month end)
– Excess Government Concentrations (prior month end)
– Excess Payment Term Concentrations (prior month end)
Net Pool Balance (NPB)
INVESTED AMOUNT INFORMATION

(in $)
Aggregate Loan Amount (ALA) as of: ______
Facility Limit:	75,000,000
Borrowing Base:
Addtl Amt Avail. / (Required Paydown) as of: ______
Borrowing Base in Compliance as of: ______

Increases after ______
(Paydowns) after ______
Requested Increases on ______
ALA following Increase / Paydown as of: ______
Addtl Amt Avail. / (Required Paydown) as of: ______
Borrowing Base in Compliance as of: ______

Exhibit IX
Form of Prepayment Notice
ABF Freight Funding LLC
Prepayment Notice
dated ______________, 20__
for a prepayment on ________________, 20__

SunTrust Robinson Humphrey, Inc., as Agent

Attention:                                         ,
Fax No. ( )  _____
Ladies and Gentlemen:
Reference is made to the Receivables Loan Agreement dated as of December 30, 2009 (as amended, supplemented or otherwise modified from time to time, the “Receivables Loan Agreement”) among ABF Freight Funding LLC (the “Borrower”), ABF Freight System, Inc., as initial Servicer, SunTrust Bank, and SunTrust Robinson Humphrey, Inc., as Agent. Capitalized terms defined in the Receivables Loan Agreement are used herein with the same meanings.
1. The Borrower hereby requests that the Lender reduce the Aggregate Loan Amount in an amount equal to $_____  the (“Aggregate Prepayment”) on [  _____, 20_____  Insert Date of prepayment which complies with Required Notice Period] (the “Proposed Prepayment Date”).
2. All payments to SunTrust Bank must be made by 12:00 pm Eastern Time.
In Witness Whereof, the Borrower has caused this Prepayment Notice to be executed and delivered as of this  _____  day of  _____,  _____.

ABF Freight Funding LLC, as the Borrower

By: ABF Freight System, Inc., its sole member

By:

Name:
Title:

Exhibit X
Form of Assignment and Acceptance
Dated ____________, 20__
Reference is made to the Receivables Loan Agreement dated as of December 30, 2009 (as amended heretofore, the “Agreement”) among ABF Freight Funding LLC (the “Borrower”), ABF Freight System, Inc., as initial Servicer, SunTrust Bank (the “Lender”) and SunTrust Robinson Humphrey, Inc., as Agent (the “Agent”). Terms defined in the Agreement are used herein with the same meaning.
SunTrust Bank (the “Assignor”) and  _____  (the “Assignee”) agree as follows:
1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Schedule 1 hereto of the Assignor’s rights and obligations under the Agreement as of the date hereof, including, without limitation, the Assignor’s Commitment as in effect as of the date hereof, and the Loans, if any, owing to the Assignor on the date hereof.
2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto.
3. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 7.1(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it has satisfied all the requirements applicable to an assignee provided in the Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; (vi) specifies as its lending office the office (and address for notice) set forth beneath its name on the signature pages hereof; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty.
4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).
5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.
6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.
7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

In Witness Whereof, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

SunTrust Bank, as Assignor

By:
Title:
,
as Assignee

By:
Title:

[Lending Office:]
[Address]
Accepted this  _____  day of
 _____,  _____ by:
SunTrust Robinson Humphrey, Inc., as Agent

By:
Title:

Schedule 1
to
Assignment and Acceptance
Dated __________, ____

AggregateCommitment/Loans	Amount of Commitment / Loans	Percentage Assigned of
for all Lenders	Assigned	Commitment/Loans

$	$	%

Schedule A
Documents to Be Delivered to the Agent
on or Prior to the Initial Loan
1. Executed copies of the Receivables Sale Agreement, duly executed by the parties thereto.
2. Subordinated Note in favor of the Originator.
3. Executed copies of the Receivables Loan Agreement, duly executed by the parties thereto complete with all Exhibits and Schedules thereto.
4. A certificate of the Secretary of the Originator, the Servicer and the Borrower certifying:
(a) a copy of the resolutions of the Board of Directors of such Person certified by its Secretary authorizing such Person’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder;
(b) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder;
(c) a copy of such Person’s By-Laws or Operating Agreement, as applicable;
(d) such Person’s articles or certificate of incorporation or formation, as applicable, certified by the secretary of state of its jurisdiction of incorporation or formation on or within thirty (30) days prior to the initial Loan; and
(e) a good standing certificate for such Person issued by the secretary of state of its state of incorporation/formation.
5. Pre-filing state and federal tax lien, judgment lien and UCC lien searches against the Originator and the Borrower from its jurisdiction of organization and from the jurisdiction where its chief executive office is located.
6. UCC financing statements in form suitable for filing under the UCC naming each of the Originator and the Borrower, as a debtor, and Agent, as secured party or total assignee.
7. UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Borrower or the Originator, together with authorization to file the same.
8. Executed copies of the Collection Account Agreement for the Master Collection Account.
9. Opinions of legal counsel for the Borrower Parties reasonably acceptable to the Agent:
(a) Enforceability, Non-Contravention and Corporate Matters
(b) True Sale/Non-consolidation
(c) UCC Opinion
(d) In House Counsel Opinion
10. Certificates of the chief financial officer or treasurer of the Originator as to the absence of an Amortization Event or an Unmatured Amortization Event under the Receivables Sale Agreement, a certificates of the chief financial officer or treasurer of Borrower as to the absence of an Amortization Event, a Servicer Termination Event, an Unmatured Servicer Termination Event or an Unmatured Amortization Event under the Receivables Loan Agreement
11. The Fee Letter, duly executed by each of the parties thereto.
12. Borrowing Request, duly executed by Borrower.